AMENDMENT NO. 1 TO
                                  SCHEDULE 14A


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|X|   Preliminary Proxy Statement
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-11(c) or
      Rule 14a-12
|_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           CAPITAL MEDIA GROUP LIMITED
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------
(2)   Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------
(4)   Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------
(5)   Total fee paid:
-------------------------------------------------------------------------------
|_|   Fee paid previously with preliminary materials:
-------------------------------------------------------------------------------
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:
-------------------------------------------------------------------------------
(2)   Form, Schedule or Registration No.:
-------------------------------------------------------------------------------
(3)   Filing Party:
-------------------------------------------------------------------------------
(4)   Date Filed:
-------------------------------------------------------------------------------

                           CAPITAL MEDIA GROUP LIMITED
                             2 RUE DU NOUVEAU BERCY
                            94229, CHARENTON, FRANCE

                                +33-1-43-53-6999


                                                             March       , 1999


To Our Stockholders:

        It is with pleasure that I write to you in my capacity as Chairman, President and Chief Executive Officer of your Company. While the last two years have been very difficult ones for your Company, I am pleased to advise you that your Company is alive and on the road to what we hope will be a successful future.


        As many of you know, I became Chairman, President and Chief Executive Officer of the Company in August 1997, shortly after the Company acquired an 81.6% interest in the outstanding common stock of Unimedia, S.A. When I took over the management of the Company along with my brother, Michel Assouline, who is the Company's Chief Operating Officer and the Managing Director of the Company's principal German subsidiary, Onyx Television GmbH, the Company faced a less than optimistic future. The Company had inadequate funds available to continue its business, and the business was hemorrhaging money at an alarming rate. The Company had at that time an accumulated deficit of almost $30 million and was in serious jeopardy of going out of business. These problems, as well as the numerous debts which the Company had amassed, made it impossible for the Company to obtain conventional financing to meet the Company's needs. In short, we faced a myriad of serious business problems and very few options to deal with them.


        Since that date, we have taken decisive steps in an attempt to solve the Company's numerous problems. First, we sought and have obtained substantial financial help from Superstar Ventures Limited, a company controlled by one of our directors and large shareholders, David Ho. Superstar stood beside us and helped us meet our funding requirements at a time when no one else was willing to step up and fund our operations. We also took decisive steps to reduce Onyx Television's operating costs and to refocus the strategy of the group. In that effort, we were pleased to have the support of one of our other large stockholders, Groupe AB, a French television production company. Not only did Groupe AB help us meet our funding requirements by investing in the Company, but they have also agreed to be our strategic partner in the future development of Onyx Television and have contractually agreed to provide Onyx Television with transmission and other services at a reduced cost. Without the help of Superstar and Groupe AB, and the hard work of our management team, your Company would probably not have survived, and we are extremely grateful in that regard for the help that Superstar and Groupe AB provided to us. We are also pleased that we have recently

To Our Stockholders
March      , 1999
Page 2

been able to restore the Company's quotation on the Bulletin Board maintained by the National Association of Securities Dealers (the Company's symbol is "CPMG.")

        However, it would be unfair to say that the Company is completely out of the woods at this time. As you will note when you read the Company's Proxy Statement relating to the Company's annual meeting of stockholders, the Company still faces several litigation matters and various debts, including both the debts due to Groupe AB and Superstar and the debts due to third parties such as Instar Holdings Limited. Additionally, you should be aware that the Company is not yet operating on a cash flow positive or profitable basis. For the three and nine months ended September 30, 1998, the Company reported an operating loss of $1.0 million and $7.5 million, respectively, compared to an operating loss of $3.5 million and $12.6 million, respectively, for the same periods in 1997. Thus, while we have taken significant steps to cut our costs and reduce our losses, and have made tremendous strides in that regard, we will need additional funding in the future to meet our obligations and cover our losses until such time as Onyx Television's revenues improve and we become cash flow positive. On that front, we are working with a new advertising agency in Germany to increase Onyx Television's advertising revenues and are seeking increased opportunities to add significantly more teleshopping to our station. We have high hopes that through the efforts of your management team, and the hard work of our employees, we will turn the corner and move towards being cash flow positive and profitable during the next year.


        This meeting has been called to consider several important proposals. First, we are asking stockholders to ratify the terms of agreements between the Company and Groupe AB and the Company and Superstar, as described below.

        Second, we are asking our stockholders to approve an amendment to the Company's articles of incorporation increasing the Company's authorized common stock from 50 million shares to 330 million shares. The Company requires authorized shares to meet its contractual obligations to Superstar and Groupe AB, to convert their debt to common stock of the Company (or the Company will be obligated to immediately repay this debt (with interest and a penalty) in accordance with its terms which it is not in a position to do), all as more particularly set forth in the Proxy Statement. The Company also requires authorized shares for future issuance to fund the Company's future capital requirements. In that regard, and as more particularly set forth in the Proxy Statement, Superstar and Groupe AB have agreed to convert all of the outstanding convertible debt which they currently hold into common stock upon the approval of this amendment. This will immediately reduce the Company's negative stockholders' equity at September 30, 1998 from $13.4 million to $4.3 million. However, as a consequence of the approval of the amendment, the Company will issue immediately upon its approval an additional 68.9 million shares to Superstar and an additional 24.0 million shares to Groupe AB. The Company will also be contractually obligated to issue to Groupe AB for services to be rendered on behalf of Onyx Television over the next two years an additional 62.4 million shares. While all of these issuances of shares will be significantly dilutive to the Company's other shareholders, and Groupe AB and Superstar will own, in the aggregate, about 80% of the Company's outstanding common stock after all of these issuances of shares are completed, please bear in mind that the fundings which have been made by Groupe AB and Superstar have been the only means by which we have been able to keep the Company alive, and we believe them under

To Our Stockholders
March      , 1999
Page 3


the circumstances to have been fair and reasonable to the Company and its stockholders. Additionally, please bear in mind that if the amendment is not adopted, all of the debt due to Superstar and Groupe AB (approximately $11.5 million at this date), plus interest and penalties, will become immediately due and payable.

         Third, we are seeking authority to complete a one-for-ten reverse split of the Company's outstanding common stock (in which case the Company's authorized common stock will remain at 50 million shares).

         Fourth, we are seeking stockholder ratification of a two-year warrant which the Board has approved in favor of an entity controlled by Michel Assouline and myself to purchase an aggregate of 16.0 million shares (approximately 5% of the outstanding common stock on a fully diluted basis) at $0.10 per share (the fair market value of the common stock on the date of grant). The Board has decided that because of our collective efforts, and the role we have played in the survival of the Company , that we should be given the right to participate in a meaningful way in the future success of the Company.

         Fifth, we are asking our stockholders to vote on a proposed slate of nominees for election to the Company's Board of Directors.

        Finally, we are asking for stockholders to grant us their proxy to allow us the discretion to vote to adjourn the stockholders' meeting while votes are being counted. If the required votes to approve one or more of these proposals have not been received by the date of the meeting, we need this discretion in order to allow the Company sufficient time to complete the solicitation of proxies.


        Your Company begins 1999 with a new positive outlook and a strategy for its successful future development. While we continue to work hard to clean up the problems which we inherited when we took over our positions in the management of the Company, we believe that a firm foundation has been established for the future.


        One final thought: we recognize that this is the first communication which many of you have received from the Company in many years. We apologize for this and pledge that we will be more communicative with our stockholders in the future. We also hope in the future to give our stockholders an opportunity to participate in the growth of the Company in a meaningful way.


        Whether you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage paid envelope as soon as possible. If you attend the meeting, you may vote in person if you wish, even though you returned your proxy card. The accompanying Proxy Statement includes information regarding the business of the Company, as well as the proposals to be considered at the meeting. Please give all of this information your careful attention.

        We appreciate your support. If we can be of assistance, please feel free to call upon us.

                                                    Gilles Assouline
                                                    Chairman, President and CEO

                           CAPITAL MEDIA GROUP LIMITED
                             2 RUE DU NOUVEAU BERCY
                            94229, CHARENTON, FRANCE
                                +33-1-43-53-6999

              ----------------------------------------------------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
              -----------------------------------------------------


        NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders (the "Meeting") of Capital Media Group Limited, a Nevada corporation (the "Company"), will be held on March _____, 1999 at _____ a.m., local time, at _____________________________, __________, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

        (1) To ratify the agreements between the Company and Groupe AB and between the Company and Superstar.

        (2) To consider and vote upon a proposed amendment to the Company's Articles of Incorporation, as amended, to increase the number of authorized shares of common stock, par value $.001 per share (the "Common Stock"), of the Company from 50,000,000 shares to 330,000,000 shares;

        (3) To approve a reverse split the Company's outstanding Common Stock on a one-for-ten basis;

        (4) To ratify the grant of a two-year warrant to an entity controlled by the Company's Chief Executive Officer and Chief Operating Officer to purchase an aggregate of 16.0 million shares of Common Stock at an exercise price of $0.10 per share;

        (5) To elect seven persons to serve on the Company's Board of Directors until the next annual meeting of stockholders, or until their successors are elected and qualified; and

        (6) To vote to adjourn the meeting if there are not sufficient votes to approve one or more matters, in order to provide additional time to solicit proxies.

        (7) To transact such other business as may properly come before the meeting.

         Pursuant to the Company's By-laws, the Board of Directors has fixed the close of business on March __, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.


        A FORM OF PROXY IS ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

                             BY ORDER OF THE BOARD OF DIRECTORS

                             Gilles Assouline, President, Chairman and CEO


Paris, France
March ___, 1999

                           CAPITAL MEDIA GROUP LIMITED

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------


         The enclosed proxy is solicited by the Board of Directors (the "Board") of Capital Media Group Limited, a Nevada corporation (the "Company"), for use at the Meeting. The Meeting will be held on March ___, 1999 at __________ a.m., local time, at _________________________. The approximate date on which this statement and the enclosed proxy will be sent to stockholders will be March , 1999. The form of proxy provides a space for you to withhold your vote for any proposal. You are urged to indicate your vote on each matter in the space provided. If signed but no space is marked, it will be voted by the persons therein named at the Meeting: (i) to ratify the agreements between the Company and Groupe AB and the Company and Superstar, (ii) for the proposed amendment to the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), to increase the number of authorized shares of common stock, par value $.001 per share ("Common Stock") of the Company from 50,000,000 shares to 330,000,000 shares, (iii) to reverse split the outstanding Common Stock on a one-for-ten basis; (iv) to ratify the grant to an entity controlled by the Company's Chief Executive Officer and Chief Operating Officer of a two-year warrant to purchase 16.0 million shares of the Company's authorized but unissued common stock at an exercise price of $0.10 per share; (v) to elect seven persons to serve as directors until the next Annual Meeting of Stockholders or until their successors are elected and qualified , (vi) to vote to adjourn the meeting if there are not sufficient votes to approve one or more of the above-described matters, and (vii) in their discretion, to vote upon such other business as may properly come before the Meeting.


        Whether or not you plan to attend the Meeting, please fill in, sign and return your proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

        The cost of the Board's proxy solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone and telegraph, all without extra compensation.


        At the close of business on March __, 1999 (the "Record Date"), the Company had outstanding 40,094,139 shares of Common Stock, including 1,067,916 shares owned by the Company's 81.6% owned subsidiary, Unimedia, S.A. ("Unimedia"), which shares are considered issued but not outstanding under applicable state law and may not be voted at the Meeting. As a result, the holders of the 39,026,223 shares of Common Stock considered issued and outstanding at the Record Date will be entitled to vote at the Meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to a vote of stockholders at the Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies. However, shares voted by proxy will only be voted in favor of any adjournment of the meeting if the holders of such shares have voted in favor of Proposal 6. The quorum necessary to conduct business at the Meeting consists of a majority of the outstanding shares of Common Stock.

        Shares represented by proxies which are marked "abstain" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A WRITTEN NOTICE TO THE CHAIRMAN OF THE BOARD OF THE COMPANY, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

                        EXECUTIVE OFFICERS AND DIRECTORS

        The following persons presently serve as directors and executive officers of the Company:


NAME                       AGE   POSITION
----                       ---   --------

Gilles Assouline           42    Chairman, President, Chief Executive Officer

Michel Assouline           39    Director and Chief Operating Officer

David Ho                   50    Director

Jean-Pierre Souviron       60    Director

Stanley Hollander          60    Director

Jean-Francois Klein        33    Director

Stephen Kornfeld           58    Director

Stephen Coleman            51    Chief Financial Officer

Patrick Ho                 42    Director Nominee

[Director Nominee]               Director Nominee


        Stephen Kornfeld and Jean-Pierre Souveron, who have served as directors since September 1996 and August 1997, respectively, will retire from the Board at the close of the Meeting as a result of their involvement in unrelated business interests. The Board thanks Messrs. Kornfeld and Souviron for their services on behalf of the Company.

CHANGES TO THE COMPANY'S MANAGEMENT

        The Company's Board currently consists of seven members. In August 1997, in connection with the completion of the Company's acquisition of a majority of the outstanding shares of Unimedia, S.A. ("Unimedia"), Gilles Assouline, the Chief Executive Officer of Unimedia, Michel Assouline, an executive officer of Unimedia, Jean-Pierre Souviron, a director of Unimedia, and David Ho, were appointed to the Board. Shortly thereafter, three persons who were on the Board at that date, Charles Koppel, Karl Hauptmann and James Leitner, resigned from the Board. Additionally, two directors of the Company, Marc Sillam and Barry Llewellyn, resigned from the Board in October 1997 and September 1998, respectively.

        At a Board meeting held on August 1, 1997, the newly constituted Board elected Gilles Assouline as the Chairman, President and Chief Executive Officer, and Michel Assouline as the Vice President and Chief Operating Officer, of the Company.

BUSINESS EXPERIENCE OF DIRECTORS AND EXECUTIVE OFFICERS

        Gilles Assouline was, along with his brother, Michel Assouline, a founder of Unimedia in July 1995. Prior thereto, for more than five years, Gilles Assouline was the founder and managing director of several consulting, software and media companies. See "Certain Relationships and Related Transactions."

        Michel Assouline together with his brother Gilles Assouline founded Unimedia in July 1995. Prior thereto, for more than five years, Michel Assouline was employed by Thomson-CSF in various executive capacities, including having responsibility for business development at the corporate level. Prior to joining Thompson in 1990, Michel Assouline was a management strategy consultant. See "Certain Relationships and Related Transactions."


        David Ho is the founder of Caltex South China Investments Limited and holds the position of Executive Vice Chairman of this petroleum firm, where he has been employed for more than the last five years. Mr. Ho, through a private venture capital fund, also has interests in other Asia Pacific companies with extensive interests in manufacturing, leisure, construction, meat processing and real estate. Mr. Ho is also a director of Regency Worldwide Holdings Limited. See "Certain Relationships and Related Transactions."


        Jean-Pierre Souviron has had an outstanding career both in French industry and in various government positions. At various times, he held positions as Technical Counsel to the Minister of Industry, Deputy Director for the Minister of Foreign Affairs and Director of Industrial and International Affairs at the Direction Generale des Telecommunications. He was, between 1978 and 1981, General Director of Industry for the French Ministry. Mr. Souviron has previously held positions as Chairman of DB Morgan Grenfell France S.A. He is presently the chairman and chief executive officer of a telephone company in France that he founded. Mr. Souviron is also a member of the Board of Directors of Cerus and Valeo. Mr. Souviron will retire from the Board at the completion of the Meeting.

        Stanley Hollander has been a director of the Company since January 1996. Since 1993, Mr. Hollander has been an executive officer and a director of International Capital Growth, Ltd. ("ICG"), an investment banking firm, and its predecessors. Prior thereto, from 1989 to 1993, he was a Managing Director and joint head of Corporate Finance at Gruntal & Co. Incorporated. Mr. Hollander serves as a director of Specialized Health Products, Inc. See "Certain Relationships and Related Transactions."

        Jean-Francois Klein has been employed by Groupe AB for more than the last five years and is currently Vice President and Chief Financial Officer of Groupe AB. See "Certain Relationships and Related Transactions."

        Stephen Kornfeld is a director and was Co-Chairman of the Board of Directors of the Company from September 20, 1996 to August 1, 1997. For the last five years, Mr. Kornfeld has acted as an investor in and a consultant to several companies, as well as pursuing other business interests. Mr. Kornfeld will retire from the Board at the completion of the Meeting.

        Stephen Coleman was appointed Chief Financial Officer of the Company in November 1996. From March 1993 until November 1996, Mr. Coleman was Director of Finance at Lightworks Editing Systems, a United Kingdom digital editing systems designer and manufacturer which was acquired by Tektronix, Inc. in 1995. Prior to February 1993, Mr. Coleman served as Senior Financial Analyst at BICC PLC and Financial Director of Bennett & Fountain Group PLC. Mr. Coleman is a Fellow of the Association of Chartered Certified Accountants in the United Kingdom.

BUSINESS EXPERIENCE OF DIRECTOR NOMINEES


        Patrick Ho is the President of Caltex South China Investments Limited, where he has been employed for more than the last five years. Mr. Ho is also a director of Regency Worldwide Holdings Limited. Patrick Ho is the brother of David Ho. See "Certain Relationships and Related Transactions."

[Biographical information about second nominee]


COMMITTEES OF THE BOARD

        The Board of Directors has established Committees to assist it in the discharge of its responsibilities. These Committees, their principal responsibilities, and the current members of each are described below. Prior to August 1997, the Company did not have formal Audit or Compensation Committees. It was considered the continuing responsibility of the whole Board to consider matters respecting the independent public accountants, to determine employee benefits and to recommend nominees for the Board. On August 1, 1997, the Board of Directors created an Audit Committee and Compensation Committee of the Board. The Compensation Committee met once during 1997 and once during 1998 and the Audit Committee did not meet during 1997 or 1998.

              AUDIT COMMITTEE. The Audit Committee is comprised of Messrs. Ho and Souviron. The Audit Committee will recommend the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit, review the scope and results of the audit with the independent accountants, review with management and the independent accountants the Company's year-end operating results and consider the adequacy of the Company's internal accounting procedures.

              COMPENSATION COMMITTEE. The Compensation Committee is comprised of Messrs. Ho, Klein, Hollander and Souviron. The Compensation Committee will review and recommend the compensation arrangements for all directors and officers and approve such arrangements for other senior level employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        To the Company's knowledge, no compensation committee interlocks currently exist between the Company's management and its directors.

BOARD COMPENSATION

        Directors of the Company receive no compensation for their services as a director. However, directors are sometimes reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

        On March 10, 1998, the Board of Directors granted options to purchase an aggregate of 4,000,000 of Common Stock at an exercise price of $0.35 per share (the fair market value of the Common Stock on the date of grant). Messrs. Gilles Assouline, Chairman and Chief Executive Officer of the Company, Michel Assouline, Chief Operating Officer of the Company, Stephen Coleman, Chief Financial Officer of the Company and Barry Llewellyn, Vice President and a Director, of the Company, were each granted options to purchase 1,000,000 shares. Of each 1,000,000 share option grant, options to purchase 200,000 shares vested immediately, with the remaining options vesting in equal portions over the next three years (in that regard, 800,000 of the options which were issued to Mr. Llewellyn have lapsed due to his resignation from the Company in September 1998).

        Additionally, on the same date, each non-employee director of the Company was granted options to purchase 100,000 shares of Common Stock at an exercise price of $0.35 per share, for each year of service on the Board of Directors of the Company, with each non-employee director receiving a minimum of 100,000 options. An aggregate of options to purchase 500,000 shares were granted to non-employee directors of the Company. These options vested immediately.

        None of the options described in the two paragraphs above may be exercised until the Company has held a shareholders meeting at which its Articles of Incorporation are amended to increase the number of authorized shares of Common Stock of the Company to at least the number required for the issuance of shares upon the exercise and/or conversion of the Company's other derivative securities.

CONSULTANTS

        Jacques Dubost, age 69, acts as consultant on behalf of his company, Valfab S.C.B. ("Valfab"), for Unimedia and the Company, with respect to gaming and funding matters. Mr. Dubost has over 40 years of experience in the gaming industry. Over that period, Mr. Dubost owned and operated a hotel casino in Dieppe, France and managed several other casinos, including the Monte- Carlo casino in Monaco and the Palm Beach Casino in Cannes, France.


         In 1997, Valfab received the following fees relating to introducing investors to the Company: (a) $195,000 in cash (b) 106,000 shares of the Common Stock acquired by Unimedia in connection with a private placement by the Company. See "Management's Discussion and Analysis -- Financial Condition, Liquidity and Capital Resources." Additionally, during 1998, Valfab introduced the Company to two investors, for which it received commissions of $20,000, $6,000 of which has been paid to date. Further, if Valfab introduces investors to the Company in the future, Valfab will receive commissions not to exceed 8% of the investment made.

        Valfab has also received (and will receive in the future) commissions for services relating to the Company's and Unimedia's on-line gaming and entertainment activities. It can be anticipated that a portion of any fees paid to Valfab will be paid in shares of the Company's authorized but unissued common stock.


BOARD MEETINGS

        The Board of Directors of the Company held a total of 10 meetings during the fiscal year ended December 31, 1998. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors.

FAMILY RELATIONSHIPS

        Gilles Assouline, the Company's Chairman of the Board, President and Chief Executive Officer, and Michel Assouline, both members and nominees to the Company's Board of Directors, are brothers. Additionally, David Ho, a director of the Company, and Patrick Ho, a nominee for election to the Board, are brothers.

COMPLIANCE WITH SECTION 16(A)


        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(d) under the Exchange Act, during the Company's fiscal year ended December 31, 1998 and any Forms 5 and amendments thereto furnished to the Company with respect to its current fiscal year, and any written representations referred to in subparagraph (b)(2)(i) of
Item 405 of Regulation S-3, below, except as set forth below, no person who at any time during the fiscal year ended December 31, 1998 was a director, officer or, to the knowledge of the Company, a beneficial owner of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act failed to file, as disclosed in Forms 3, 4 and 5, reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1998. However, two persons have not yet filed their required reports (their reports will be filed in the near future) and all of the reports filed by all other persons who were directors and executive officers of the Company during 1998 were not filed on a timely basis.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth information about the compensation paid or accrued during 1998 to the Company's Chief Executive Officer and to each of the other most highly compensated executive officers of the Company whose aggregate direct compensation exceeded $100,000.


                                 SUMMARY COMPENSATION TABLE
                                 --------------------------                   LONG-TERM
                                      ANNUAL COMPENSATION                    COMPENSATION
                            -----------------------------------------   ---------------------
                                                        Other Annual              All Other
Name                         Year     Salary   Bonus    Compensation    Options  Compensation
                                        ($)     ($)         ($)          (#)         ($)
                                        ---     ---         ---          ---         ---
Gilles Assouline            1998      250,000                          1,000,000      --
                            1997      104,000    --         --            (1)

Michel Assouline            1998      200,000                          1,000,000      --
                            1997       83,000    --         --            (1)

Stephen Coleman             1998      200,210                          1,000,000      --
                            1997      160,000    --         --

Charles Koppel              1997      110,000    --         --             --      100,000(2)
                            1996      160,000    --         --             --         --

Barry Llewellyn             1998       75,000**                        **200,000    20,000(3)
                            1997      160,000    --         --                        --
                            1996      160,000    --         --             --         --

-----------------------------
(1) Gilles Assouline and Michel Assouline received in 1997 under their employment agreements (see "Employment Agreements with Executive Officers" below) a grant of 200,000 shares and 175,000 shares, respectively, and warrants to purchase 200,000 shares and 175,000 shares, respectively.

(2) Settlement of amounts due under Service Agreement. See "Business - Legal Proceedings" below.

(3) Settlement of amounts due under Service Agreement. No longer employed by the Company.

OPTION GRANTS DURING LAST FISCAL YEAR

        The following table sets forth information concerning options to purchase shares of CMG's Common Stock granted during the fiscal year ended December 31, 1998 to those persons named in the Summary Compensation Table.

                                          NUMBER OF       % OF TOTAL
                                            SHARES      OPTIONS GRANTED
                                          UNDERLYING    TO EMPLOYEES IN  EXERCISE PRICE  EXPIRATION
                NAME                    OPTIONS GRANTED   FISCAL YEAR      ($/SHARE)        DATE
                ----                    --------------  ---------------  --------------  ----------
Gilles Assouline....................         1,000,000         25%          $0.35          3/10/03
Michel Assouline....................         1,000,000         25%          $0.35          3/10/03
Stephen Coleman.....................         1,000,000         25%          $0.35          3/10/03
Barry Llewellyn(1)..................         1,000,000         25%          $0.35          3/10/03

-----------------------

(1) No longer employed by the Company. Unvested portion of these options (800,000 shares) have been forfeited.

AGGREGATED OPTIONS EXERCISED LAST FISCAL YEAR END OPTION VALUES

        The following table sets forth information concerning the exercise of stock options to purchase CMG Common Stock during the 1998 fiscal year and the value of unexercised stock options to purchase CMG Common Stock at the end of the 1998 fiscal year for the persons named in the Summary Compensation Table.


                                                                     NUMBER OF               VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
        NAME                                                    AT FISCAL YEAR END             FISCAL YEAR END($)*
        ----                                                   -------------------------    -------------------------
                        NUMBER OF SHARES
                          ACQUIRED ON
                            EXERCISE        VALUE REALIZED ($) EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                        ----------------    -----------------  -------------------------    -------------------------
Gilles Assouline.....                                             320,000/880,000                0/0
Michel Assouline.....                                             305,000/870,000                0/0
Stephen Coleman......                                             500,000/800,000                0/0
Barry Llewellyn(1)...                                             200,000/0                      0/0

-----------------------------

* Computed based upon the difference between the closing price of CMG Common Stock at December 31, 1998 and the exercise price. No value has been assigned to options which are not in-the-money.

(1)     No longer employed by the Company. Unvested options have been forfeited.


EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS


        The Company has entered into three-year employment agreements with Gilles Assouline and Michel Assouline, effective August 1, 1997, providing for them to receive the following compensation for their services on the Company's behalf: (i) annual base compensation of $250,000 and $200,000, respectively, (paid in french francs at the rate of six French francs to the dollar after August, 1998); (ii) such bonus compensation as is determined by the Board in its discretion; (iii) a grant of 200,000 and 175,000 shares, respectively, of Common Stock; (iv) options to purchase an additional 200,000 and 175,000 shares of Common Shares at the fair market value of the Common Stock on the date of grant; and (v) such benefits as are provided generally to the executive management of the Company. The shares and options vested 2/5 upon the effective date of the agreement and will vest 1/5 on each of the first, second and third anniversaries, respectively, of the agreement. The agreements provide that Messrs. Gilles Assouline and Michel Assouline shall be paid one year's base compensation if they are terminated without cause during the term of the agreements.


        Barry Llewellyn was a director of the Company from May 1995 until September 1998, and was an executive officer of the Company from May 1995 until June 1998. Mr. Llewellyn had a service agreement with the Company under which he was entitled to annual base salary of /pound sterling/100,000 ($160,000). In connection with his resignation as an executive officer of the Company, the Company and Mr. Llewellyn entered into a settlement pursuant to which Mr. Llewellyn received a payment of /pound sterling/12,500 ($20,000) in full satisfaction of the Company's future obligations under his service agreement and the service agreement was canceled.

        Mr. Coleman has an arrangement with the Company to serve as its Chief Financial Officer, under which he was entitled prior to January 1, 1998 to an annual base salary of /pound sterling/100,000 ($160,000) and under which he is entitled to an annual base salary of /pound sterling/125,000 ($200,000) after December 31, 1997. The agreement provides for successive automatic one-year terms unless terminated upon one year's prior notice in writing.

STOCK OPTIONS

        In March 1998, the Company granted certain stock options to its executive officers. See "Executive Officers and Directors-Board Compensation" for information regarding the terms of such stock options.


        On December 18, 1998, the Board approved the grant of a two-year warrant to purchase an aggregate of 16.0 million shares at an exercise price of $0.10 per share to Diamond Productions, an entity controlled by Gilles Assouline and Michel Assouline. See Proposal 4.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of the Record Date, the Company had issued 40,094,139 shares of its Common Stock, 1,067,916 of which were owned by Unimedia. As such, at that date there were 39,026,223 shares of Common Stock issued and outstanding and entitled to vote at the Meeting.


        Additionally, the Company will issue, immediately upon the approval of an amendment to its articles of incorporation increasing the Company's authorized common stock (see Proposal 2), an additional 73.7 million shares to Superstar and an additional 25.8 million shares to Groupe AB. The Company will also be contractually obligated to issue to Groupe AB for services to be rendered on behalf of Onyx Television over the next two years an additional 62.4 million shares. Assuming that the Company's shareholders vote to increase the Company's authorized Common Stock and as a result all of outstanding convertible debt of the Company held by Groupe AB and Superstar is converted into Common Stock (including interest and penalties thereon), Superstar and Groupe AB will collectively own approximately 80% of the outstanding Common Stock (87.3% after Groupe AB earns the shares issuable for its performance under its two-year services agreement with Onyx Television). See Proposals 1 and 2.


        The Company was contractually obligated to hold a stockholders' meeting to vote on an increase in the Company's authorized Common Stock on or before November 30, 1998. Groupe AB and Superstar have agreed to extend the deadline for the Meeting, but the Company is now obligated to pay a penalty of two percent (2%) per month of the outstanding principal amount due to Groupe AB and Superstar, payable in shares of Common Stock at $0.10 per share, until such time as the Company holds the Meeting.

        The following table sets forth, as of the Record Date, the share ownership of the Common Stock (without the effect of the conversion of any outstanding convertible debt, since such debt is not by its terms convertible until the Company's shareholders approve an increase in the Company's authorized Common Stock and without taking into account the effect of the proposed one-for-ten reverse stock split), by (i) each person who owns beneficially more than 5% of the outstanding Common Stock; (ii) each of the Registrant's directors and executive officers; and (iii) all directors and executive officers as a group, is as follows.


                                                  SHARES                  PERCENT OF OUTSTANDING
      NAME OF BENEFICIAL OWNER              BENEFICIALLY OWNED                 COMMON STOCK
      ------------------------              ------------------                 ------------
Gilles Assouline(1)(2)(3)                        3,528,000                               9.0%
Michel Assouline(1)(3)(4)                                0                               *
David Ho(5)(6)                                   4,585,965                              11.8%
Charles Koppel(7)(8)                             2,671,000                               6.7%
Stephen Kornfeld(6)(9)                             775,000                               2.0%
Karl Hauptmann(10)                               2,241,320                               5.7%
James Leitner(11)                                2,066,140                               5.2%
Jean-Pierre Souviron(1)(6)(12)                     140,000                               *
Jean-Francois Klein(1)(6)(13)(14)                1,785,700                               4.6%
Stanley Hollander(6)(15)                            90,000                               *
Edgeport Nominees(16)                            2,332,656                               6.6%
Groupe AB(17)                                    5,000,000                              13.8%
Claude Berda(13)(17)                             6,785,760                              18.4%
Stephen Coleman(3)(18)                             300,000                               *
Kestrel, S.A.(19)                                2,064,262                               5.9%
Directors and Executive Officers as
a group (8 persons)(20)                          9,618,965                              24.6%

------------------------------------


 *      Less than 1%.


(1) In connection with the Unimedia Share Exchange, the Company became obligated to issue to the former shareholders of Unimedia certain warrants to purchase shares of the Company's common stock, as follows:
        (i) warrants to purchase an aggregate of 503,852 shares at an exercise price of $2.50 per share; (ii) warrants to purchase an aggregate of 445,433 shares at an exercise price of $3.125 per share; and (iii) warrants to purchase an aggregate of 1,139,144 shares at an exercise price of $4.00 per share. The Company will issue these warrants to the former Unimedia shareholders who exchanged their shares in the Unimedia Share Exchange in the near future. These warrants may not be exercised until the Company's stockholders approve an increase in the Company authorized Common Stock, and therefore the shares underlying such warrants are not deemed to be beneficially owned at this date for reporting purposes.

(2) Includes shares owned of record by two entities, Diamond Productions and Multimedia Investments ("MMI"). Gilles Assouline, the Company's President and Chief Executive Officer, controls the power to vote and dispose of the shares of Common Stock owned by these entities, and may therefore be deemed to be the beneficial owner of these shares for U.S. securities law purposes. However, the actual number of shares of Common Stock owned by these entities and a third entity, Media Ventures (see footnote 13 below), from which Mr. Assouline and his wife, Anne-Marie Assouline, ultimately benefit is 2,118,281 shares (5.4%). Excludes shares, options and warrants to be issued to Mr. Assouline under his employment agreement or under Proposal 3. Additionally, the shares held by Mr. and Mrs. Assouline are subject to a put (through ownership of shares in Media Ventures) aggregating 110,800 of the shares from which they benefit. See footnotes (4) and (13) below. If the put were to be exercised, it would reduce the Anne-Marie and Gilles Assouline's collective interest in the Company to 2,007,630 shares (5.1%). Further, MMI intends to utilize up to 1.2 million of its shares to repay certain indebtedness owed by such company to third parties. In such event, Mr. and Mrs. Assouline will control 1,714,493 shares (1,651,508 shares if the put is exercised).

(3) Excludes options to purchase 1.0 million shares at $.35 per share. Since these options cannot be exercised until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation increasing the Company's authorized Common Stock, such options are not deemed to be beneficially owned at this date for reporting purposes.

(4) Michel Assouline, the Company's Chief Operating Officer, ultimately benefits from the 765,726 (2.0%) shares owned by several corporate entities controlled by Gilles Assouline and J. F. Klein. See footnotes
        (2) and (13). Mr. Assouline does not control the power to vote and dispose of the shares owned by those entities. Excludes shares, options and warrants which may be issued to Mr. Assouline under his employment agreement or under Proposal 3. Additionally, the shares held by Mr. Assouline are subject to a put (see footnote 2 for details) aggregating 55,413 of the shares from which he benefits. See footnotes (2) and (13). If the put were to be exercised, it would reduce Mr. Assouline's interest in the Company to 708,822 shares (1.8%). Further, if MMI utilizes certain of its shares to repay indebtedness, Mr. Assouline would ultimately benefit from 621,712 shares (590,223 if the put is exercised).

(5) Shares are owned of record by Unbeatable Investments Ltd. and Superstar, both of which entities are controlled by Mr. Ho. Additionally, Superstar holds $6.65 million in convertible debt of the Company. See "Management's Discussion and Analysis" and "Certain Relationships and Related Transactions."

(6) Excludes options to purchase 100,000 shares at $.35 per share. Since these options cannot be exercised until the Company's stockholders approve an amendment to the Company's Certificate of Incorporation increasing the Company's authorized Common Stock, such options are not deemed to be beneficially owned at this date for reporting purposes.

(7) A portion of Mr. Koppel's shares are owned of record by Clifton Securities Limited ("Clifton"), a corporation controlled by Mr. Koppel. Also includes warrants to purchase 640,000 shares of Common Stock at an exercise price of $3.125 per share.

(8) Mr. Koppel controls the power to vote and dispose of all of the shares of Common Stock owned by Clifton. However, Mr. Koppel is the beneficial owner of only 1,287,500 of the 1,751,080 shares of Common Stock owned by Clifton, and of all of the 560,000 warrants owned by Clifton. The balance are held for the account of third parties, including Messrs. Leitner and Hauptmann.

(9) Includes: (i) 400,000 Shares of Common Stock owned by Kornfeld Associates International, Inc. ("KAI") and options to purchase an additional 200,000 Shares of Common Stock at an exercise price of $2.50 per share, and (ii) 140,000 shares and 35,000 warrants to purchase shares at $4.00 per share owned by trusts of which Mr. Kornfeld is trustee.

(10) Owned of record by Telor International Limited ("Telor"), a corporation controlled by Mr. Hauptmann. Includes warrants to acquire (i) 200,000 shares of Common Stock at an exercise price of $2.50 per share, (ii) 133,320 shares of Common Stock at an exercise price of $3.125 per share, and (iii) 67,500 shares of Common Stock at an exercise price of $4.00 per share. Excludes 62,500 shares owned by Clifton for Mr. Hauptmann's benefit. Additionally, Mr. Hauptmann has a $200,000 interest in the Instar Loan and would receive an indeterminate number of shares on the conversion of such debt if Instar were to receive the right to convert such debt and were to thereafter determine, at its option, to convert such debt into Common Stock in accordance with its terms. See "Management's Discussion and Analysis" for information regarding the current status of the Instar Loan. See also footnote (8).

(11) Includes warrants to purchase (i) 400,000 shares of Common Stock at an exercise price of $2.50 per share, (ii) 266,640 shares of Common Stock at an exercise price of $3.125 per share, and (iii) 132,500 shares of Common Stock at an exercise price of $4.00 per share. Excludes 50,000 shares owned by Clifton for Mr. Leitner's benefit. Additionally, Mr. Leitner has a $500,000 interest in the Instar Loan and would receive an indeterminate number of shares on the conversion of such debt if Instar were to receive the right to convert such debt and were to thereafter determine, at its option, to convert such debt into Common Stock in accordance with its terms. See "Management's Discussion and Analysis" for information regarding the current status of the Instar Loan. See also footnote (8).

(12) Owned of record by Souviron Industrie Conseil Sarl., an entity controlled by Mr. Souviron.

(13) Includes shares owned of record by two entities, BIMAP and Media Venture. Mr. Klein controls the power to vote and dispose of the shares of Common Stock owned by these entities, and may therefore be deemed to be the beneficial owner of these shares for U.S. securities law purposes. However, the ultimate benefit from 2,064,234 of the shares owned of record by these entities and an entity of which Gilles Assouline is the Chairman, MMI, is held by Claude Berda, who is also an officer, director and principal shareholder of Groupe AB. See "Certain Relationships and Related Transactions." Mr. Berda is also deemed to be the beneficial owner over the shares owned by BIMAP, Media Ventures, MMI and Groupe AB. See footnote (17) below. The beneficiaries of these shares have a put (see footnote 2 for details) to acquire the benefit of an additional 166,063 shares. See footnotes (2) and (4) above. If the put were to be exercised, it would increase Mr. Berda's ultimate interest in the Company to 2,230,297 shares (5.7%). Further, if MMI uses a portion of its shares to repay debt, the shares from which Mr. Berda will ultimately benefit will be 1,413,036 shares (1,579,099 shares if the Put is exercised).

(14) While Mr. Klein serves as executive officers of Groupe AB, he disclaims beneficial ownership over the shares and warrants owned by Groupe AB. See footnote (17) below.

(15) Includes warrants to purchase (i) 15,000 shares at an exercise price of $4.00 per share, and (ii) 15,000 shares at an exercise price of $2.50 per share. Does not include shares of Common Stock and warrants owned of record by International Capital Growth, Inc. Mr. Hollander disclaims beneficial ownership of such securities.

(16) Edgeport Nominees holds these securities for the benefit of customers of Townsley & Co. See "Certain Relationships and Related Transactions." Includes warrants to purchase 193,385 shares of Common Stock at an exercise price of $3.125 per share, warrants to purchase 130,000 shares of Common Stock at $2.50 per share and warrants to purchase 572,606 shares of Common Stock at $4.00 per share. Barry Townsley, the principal of Townsley & Co. and a former director of the Company, also owns an additional 105,000 shares of the Company's common stock and warrants to purchase 52,500 shares of the Company's Common stock at an exercise price of $4.00 per share. Additionally, Mr. Townsley has an interest in the Instar Loan and would receive an indeterminate number of shares on the conversion of such debt if Instar were to receive the right to convert such debt and were to thereafter determine, at its option, to convert such debt into Common Stock in accordance with its terms. See "Management's Discussion and Analysis" for information regarding the current status of the Instar Loan.

(17) Shares are owned of record by MMP, S.A. on behalf of Groupe AB. Includes warrants to purchase 1,800,000 shares of Common Stock at an exercise price of $4.00 per share. Mr. Klein disclaims beneficial ownership over the shares and warrants owned by Groupe AB. Mr. Berda is deemed the beneficial owner of the shares and warrants owned by Groupe AB, by virtue of his being a principal stockholder, officer and director of that entity, although he only benefits from his proportional share of such securities. If the securities owned by Groupe AB are aggregated with the shares beneficially owned by Mr. Berda, though BIMAP and, Media Ventures, Mr. Berda would be deemed to ultimately benefit from an aggregate of 7,064,237 shares (19.4%), or 7,230,300 (19.9%) if the put is exercised. See footnotes (13) and (14) above. Group AB also owns certain convertible debt of the Company. See "Management's Discussion and Analysis-Financial Condition, Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

(18)    Includes options to purchase  300,000 shares at $2.50 per share.

(19) Kestrel, S.A., a Switzerland based investment firm, has advised the Company that it holds these shares of the Common Stock and warrants to purchase additional shares of Common Stock in two nominee corporations, Latitude Investments and Transit Securities, for the benefit of multiple owners. Clients of Kestrel also control Universal, which has arranged for the transponder guarantee. See "Management's Discussion and Analysis" and Note 8 to Notes to Consolidated Financial Statements. Kestrel has advised the Company that it holds these securities in non-discretionary accounts and that it does not have the power to vote or dispose of the shares of Common Stock held by it. Kestrel has also advised the Company that no affiliate of the Company has an interest in these securities and that none of the beneficial owners of these securities has a five percent or more direct or indirect beneficial interest in the Common Stock. Includes warrants to purchase (i) 200,000 shares of Common Stock at an exercise price of $2.50 per share, (ii) 133,320 shares of Common Stock at an exercise price of $3.125 per share, and (iii) 67,500 shares of Common Stock at an exercise price of $4.00 per share. Montague Koppel, the father of Charles Koppel, the Company's former CEO, acts on behalf of Instar, Universal, Latitude and Transit with respect to the Company.

(20) Includes warrants to purchase an aggregate of 765,000 shares. Excludes options described in footnotes (3) and (6) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


        In October 1996, CM (UK), a wholly owned subsidiary of this Company, borrowed US $2.0 million from Instar Holdings, Inc. (the "Instar Loan"). The Instar Loan, which is currently in default, bears interest at the rate of 13% per annum. The Company is presently negotiating with Instar to resolve outstanding issues relating to this loan and to work out a repayment schedule. See "Management's Discussion and Analysis -- Financial Condition, Liquidity and Capital Resources." Karl Hauptmann, James Leitner and Barry Townsley, each of whom is a former director of the Company, have interests of $200,000, $500,000 and $300,000 respectively in the Instar Loan and Montague Koppel, the father of Charles Koppel, the former Chief Executive Officer of the Company, acts on behalf of Instar in connection with the Instar Loan and controls the balance of the Instar Loan. Mr. Koppel also acts on behalf of two other shareholders of the Company, Latitude Investments Limited ("Latitude") and Transit Securities, Inc., and on behalf of the interests of Universal.

        Karl Hauptmann, a former director and a more than 5% shareholder of the Company, is a principal of Telor International Limited, which owns 49% of Tinerama Investment ("TIAG"). The other 51% of TIAG is owned by the Company. Mr. Hauptmann is also a director of Tinerama Investment TIAG. Telor had an amount of $411,600 owing from Tinerama at June 30, 1997. See "Business - Other Businesses-Tinerama Investment AG." Mr. Hauptmann was a Director of the
Company until August 1997.


        Townsley & Co., a U.K. brokerage firm, participated in the Company's winter 1995/96 private placement for which it received direct commissions of $210,000, 86,665 shares of Common Stock and warrants to purchase 86,665 shares and 218,750 shares, respectively, of Common Stock at an exercise price of $3.125 and $4.00, respectively. Barry Townsley, Managing Director of Townsley & Co., was a Director of the Company until January 1997.

        Stanley Hollander, a director of the Company, is Senior Vice President and a director of International Capital Growth, Ltd. ("ICG"). The predecessor of ICG was the placement agent in connection with the Company's winter 1995/96 private placement, for which it received direct commissions and expense allowances of an aggregate of $1,339,000, 346,663 shares of Common

Stock and warrants to purchase 346,663 and 781,250 shares of Common Stock at an exercise price of $3.125 and $4.00, respectively. Of these amounts, a portion of the commissions and warrants were paid to subdistributors who participated in the placement, including Townsley & Co. In April 1997, ICG received 93,333 shares of Common Stock for services. Additionally, in June 1998, Mr. Hollander on behalf of ICG agreed to continue to assist the Company in an advisory role at no additional charge.


        Superstar has loaned the Company an aggregate of $6,650,000 and Groupe AB has loaned the Company $2.4 million in cash and is currently providing services to the Company with a value of $6.24 million over a two year period. These loans (principal and interest) and the amounts due for such services are automatically convertible into shares of Common Stock once the Company holds its annual meeting of stockholders and its stockholders approve increase in its authorized Common Stock. The Company has agreed to pay a 2% per month penalty on the outstanding principal of the loans, payable in shares of Common Stock, for each month the Company fails to hold its special stockholders meeting subsequent to November 30, 1998. The convertible debt becomes automatically due to Superstar and Groupe AB and payable (with interest plus a 20% penalty) if the Company's stockholders do not approve an amendment to the Company's Articles of Incorporation increasing the authorized Common Stock to allow conversion of this debt. Groupe AB and Superstar, pursuant to their agreements with the Company, will become the majority shareholders of the Company if Proposal 2 is adopted. For additional terms of this loan, see "Management's Discussion and Analysis --Financial Condition, Liquidity and Capital Resources" and Proposals 1 and 2. The Company's believes that the terms of the Company's arrangements with Groupe AB and Superstar are more favorable to the Company than the arrangements which might have been available from unrelated third parties.

        In June 1997, prior to the Company's acquisition of an 81.6% interest in Unimedia and prior to Gilles Assouline and Michel Assouline becoming executive officers of the Company, the Company was assisted by Unimedia in completing a private placement. In connection with such placement, the Company paid Unimedia a fee of $240,000, which was netted against the proceeds of such offering. For additional information, see "Management's Discussion and Analysis -- Financial Condition, Liquidity and Capital Resources."


                        PRICE RANGE FOR THE COMMON STOCK

TRADING MARKET FOR THE COMPANY'S SECURITIES

        The Common Stock was quoted on the NASDAQ Small Cap Market under the symbol "CPMG" from July 1996 until June 8, 1998, when the Common Stock was delisted from the NASDAQ Small Cap Market. Subsequent to that date, until November 17, 1998, the Common Stock was only listed in the pink sheets published by the National Quotations Bureau. On November 17, 1998, the Common Stock began to be quoted on the Bulletin Board maintained by the NASD. The Company does not believe that there is an active trading market for the Common Stock at this time.

        The following table sets forth, for the calendar quarters indicated, the range of high and low bid prices per share of the Common Stock:

                                                         HIGH           LOW
                                                         ----           ---
        1996                                             $               $
        ----
        Third Quarter (commencing July 25, 1996)        6 1/4          3 1/4
        Fourth Quarter                                  3 1/4          2 3/4

        1997
        ----
        First Quarter                                   3 3/4          1 5/8
        Second Quarter 1997                             1 15/16        1 1/8
        Third Quarter                                   1 5/8            9/16
        Fourth Quarter                                  1 1/32           1/4

        1998
        ----
        First Quarter                                     21/32          5/16
        Second Quarter                                    5/8            5/16
        Fourth Quarter (commencing November 17, 1998)     1/4            21/32

        1999
        ----
        First Quarter                                     9/32           5/32


        At December 31, 1997, the Company had approximately 325 stockholders of record. Additionally, the Company had at that date an indeterminable number of stockholders who owned their shares in street name through brokerage firms.

        Since the Common Stock is no longer to be quoted on the NASDAQ SmallCap Market, the Common Stock has become subject to certain regulations of the Securities and Exchange Commission which impose sales practice requirements on broker-dealers because the Common Stock has a market price of less than $5.00 per share. For example, in such situation, broker-dealers selling the securities, are required, prior to effecting any transaction, to provide their customers with a document which discloses the risks of investing in the Common Stock. Furthermore, in such situation, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risks of transactions in the security, which could limit the number of potential purchasers of the Company's securities. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of the Common Stock.

OTHER MATTERS


        Subject to the compliance with applicable U.S. securities laws and the approval of an increase in the Company's authorized Common Stock to allow for such action (see Proposal 2), the Company will in the future offer all of its warrant holders the right to exercise their warrants and receive two shares of Common Stock at an exercise price of $0.30 per share. The Company has already offered one of its warrant holders, Auric Investments Limited ("Auric"), the right to subscribe to purchase 1,566,156 shares of Common Stock on the basis of two shares for each of the warrants which they hold, but at an exercise of $0.20 per share. Aurie was granted this lower price due to the assistance which they provided to the Company in helping the Company obtain the quotation on the Bulletin Board maintained by the NASD.

        The Company is also considering giving its existing stockholders the right to participate in the future development of the Company at an attractive price, although the terms of such participation have not been finally determined and any such offer will be subject to satisfaction of applicable requirements under U.S. securities laws.


        Additionally, the Company may in the future consider redomesticating the Company in a non-U.S. jurisdiction (since the Company has no operations in the United States). To date, no actions with respect to this matter have been taken.

DIVIDEND POLICY

        The Company has never declared a cash dividend on its Common Stock. The Board anticipates that, for the foreseeable future, earnings, if any, will be retained for use in the business, and no cash distributions will be made on the Common Stock. The payment of future cash dividends, if any, will be at the discretion of the board and will depend upon earnings, financial requirements of the Company and such other factors as the board deems relevant.

                             BUSINESS OF THE COMPANY

GENERAL

        The Company's primary business is the broadcasting operation of Onyx Television GmbH ("Onyx" or "Onyx Television"), which operates an advertiser supported music television station in Germany. Onyx Television commenced broadcast operations in January 1996, and its broadcasting signal is currently received in approximately 10.0 million cable homes and an indeterminate number of satellite homes in Germany. In July 1998, the Company entered into a strategic alliance with a subsidiary of Groupe AB, a large French television production company, with respect to the operation and future development of Onyx Television's business. Pursuant to the agreement between the Company and Groupe AB, Groupe AB will provide Onyx Television with significantly all of Onyx Television's broadcasting requirements over the next two years and will work closely with Onyx Television to further develop and expand Onyx Televisions' programming in Germany. Groupe AB operates nineteen thematic television stations which are distributed on various cable and satellite pay-TV services in France, Switzerland and Belgium.

        The agreement with Groupe AB was entered into simultaneously with an agreement between the Company and Superstar Ventures Limited ("Superstar"). These agreements provided the

Company with $11.64 million of funding, $5.4 million in the form of cash investments to be infused over a one year period and $6.24 million through AB providing operating services to Onyx Television over a two year period. The new funding will be initially in the form of debt, but will be automatically converted into equity at the rate of $0.10 per share upon and after approval of an increase in the Company's authorized capital at the next shareholders' meeting. Once these obligations are converted into Common Stock, Superstar and Groupe AB will control a majority of the Company's outstanding common stock and will control the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

        Since the Company's acquisition of Unimedia in July 1997 and the assumption by Unimedia's executive management of the executive management of the Company, the Company has taken decisive measures to reduce Onyx Television's operating costs and to refocus the strategy of the group. The ownership, development and operation of television stations and other new-media interests requires substantial capital investment. To date, the Company has financed its capital requirements through sales of equity securities and debt financing and the Company has experienced substantial working capital shortfalls over the last 18 months.

        The Company believes that the agreements with AB and Superstar provide the funding required to develop Onyx Television's operations more positively in the future and allow the Company to implement a far more cost effective broadcasting operation than would otherwise be available. The Company also believes that the agreement with Groupe AB provides Onyx Television with a strategic partner with substantial experience in both television production and broadcasting and with a partner interested in pursuing joint projects with Onyx Television (such as teleshopping).


        The Company also has interests in several other businesses: (i) Tinerama, which operates a Romanian print media group and radio station, (ii) Blink TV, which is a specialist TV programming company which provides lifestyle programming on large video screens at concert events, (iii) Pixel, which specializes in computer graphics and 3D animation for TV packaging, digital broadcasting and special effects, (iv) Topcard, a software development business which is engaged in the development of applications based upon smart card technology (including remote security Internet access and infrared contactless smart-card technology) and (iv) Unimedia, which intends to develop in the future a software platform for Internet entertainment and gaming.


ONYX TELEVISION

        PROGRAMMING

        Onyx develops, acquires and exhibits on its network a variety of music videos, interviews and topical specials that focus on a distinctive mix of jazz, blues, classical and popular German music and current and recurrent pop and rock. Programs are acquired from a variety of sources or, to a lesser extent, produced internally. Acquired programming includes music videos, concert footage and other live performance material. Such programming is supplied to Onyx by record companies and the music industry for a variety of fees ranging from nominal handling charges plus royalty payments for videos to negotiated license fees for live footage. Onyx's internal productions include interviews and topical specials that range from profiles of specific artists to genre defined shows such as JAZZ ONYX,

ONYX COUNTRY CLUB, and ONYX OVERTURE (classical). Onyx also broadcasts infomercials (teleshopping) on its television station.

        Currently, music videos represent a substantial proportion of the content utilized in Onyx's programming. Customarily, in the European record industry, record companies provide the Company with music videos in exchange for nominal handling charges plus royalty payments.

        TARGET MARKET AND DISTRIBUTION

        Germany is the largest cable television market in Europe, with a population of over 82 million people and approximately 35.0 million households. Cable television distribution systems covered approximately 24.0 million homes and served over 17.4 million cable subscribers as of June 30, 1998. The German cable television market is substantially built-out. As of December 31, 1997, cable television systems covered approximately 75% of the households in Germany. Additionally, as of August 31, 1998, Germany had approximately 11.4 million homes served by direct-to-home satellite-delivered television services and satellite master antenna television systems.

        As of September 30, 1998, Onyx's broadcast signal was distributed to 9.7 million cable homes in Germany (10.0 million at November 30, 1998), compared to
6.7 million homes as of August 31, 1997. In addition, Onyx's signal is received by an indeterminate number of homes in Germany which are covered by direct-to-home satellite systems.

        Television is the fastest growing media in Germany, with advertising revenues having increased from DM 1.4 billion ($0.9 billion) in 1984 to DM 6.5 billion ($3.9 billion) in 1997. During this same period, television advertising revenue as a percentage of total advertising revenue has increased from approximately 10% in 1984 to approximately 24% in 1997. Industry sources estimate that television advertising will nearly double to DM 12.0 billion ($7.2 billion) by 2004. Since the introduction of cable and satellite television programming to Germany in 1984, such programming's share of television advertising revenue has increased to approximately 90%.


        The target market for Onyx's programming is persons in the 20 to 55 year old age group (the "Target Audience"). The Target Audience is believed to be one of the largest demographic segments in Germany. The Company believes that the members of Target Audience watch more television than any other demographic group in Germany and that the Target Audience has high purchasing power. At present, the Company believes that there are an estimated 35 million people comprising the Target Audience, equating to approximately 40% of the population.


        ADVERTISING REVENUE

        Substantially all of Onyx's revenues are derived from the sale of spot advertising time. Onyx also derives revenue from direct response advertising in which advertisers pay Onyx based on the number of products sold as a result of a particular commercial or as a result of an infomercial which is broadcast on the Company's station (teleshopping). In addition to providing access to cable households in general, the Company believes that Onyx will in the future be attractive to advertisers because it offers one of the most cost effective means of reaching the Target Audience. The Company believes that distribution, marketing and audience qualifications, and an effective advertising sales force, are key to achieving success in the advertising sales market.

        In August 1998, Onyx entered into an agreement with a large independent media company in Germany to act as Onyx's exclusive sales agent in Germany. Pursuant to the agreement, which is for a four year period, the sales agent will be paid commissions based upon the revenues derived from the commercials broadcast on the station. The agreement also establishes sales objectives to be met by the sales agent on an annual basis in order for the agreement to continue on an exclusive basis.

        The demand by advertisers for advertising time on Onyx, and therefore its operating results, are and will be affected in the future by general economic conditions, the demographic characteristics of the audiences viewing the Company's broadcasts, the activities of the Company's competitors, the Company's ability to provide evidence to advertisers with regard to the size of the Onyx Televisions' viewing audience, and other factors, as well as trends in the advertising industry. To date, Onyx Television has not obtained a substantial amount of advertising revenue from commercials and there can be no assurance that Onyx Television will ever achieve sufficient levels of advertising revenue to make the station profitable and cash flow positive.

        GOVERNMENTAL REGULATION

        The Company's ability to distribute Onyx Television through German cable systems is dependent upon obtaining and thereafter maintaining the approval of German Landes Medienanstalten (Local Media Authorities or "LMAs"), each of which has authority to approve programming lineups for cable systems in the 15 German regions known as "Bundeslanders" and each of whose members are appointed by local government. Currently, Onyx Television's channel has been granted the right or partial right to distribute programming through cable networks located in 13 of the 15 Bundeslanders.

        Because the number of channels available to a cable system is currently limited by analog technology to 30 to 35, the success of Onyx Television is dependent in part upon maintaining its approval and good relations with each of the LMAs who have previously agreed to allow broadcast of Onyx Television on their cable system (both to maintain existing distribution and to seek additional distribution on those cable systems), and on creating a relationship with additional LMAs in order to obtain additional distribution of Onyx Television's programming. Since decisions on distribution are made annually by each LMA, there can be no assurance as to the distribution which the Company might obtain in any year and from year to year.

        Television broadcast operations in Germany are subject to extensive government regulation as to the issuance, renewal, transfer and ownership of station licenses, the timing and content of programming, the timing, content and amount of commercial advertising permitted and the determination of which stations will be permitted to broadcast on a particular cable system. There are also regulations requiring that certain percentages of programming be produced or originated in local markets. Further, countries into which Onyx Television may in the future seek to expand may expose Onyx Television to substantial additional government regulation.

        The types of programming which Onyx Television may broadcast and the costs associated with any such programming could also be impacted by political initiatives which are being taken by the European Union to increase the amount of European-produced programming which is being broadcast. In that regard, the German National Convention of Broadcast, based upon a recent application of the European Union, is expected by the end of 1998 to endorse and authorize an increase in the time allowed for third party services such as teleshopping from one hour per day to three hours daily. The Company believes that if such amendment is adopted by the various LMAs whose cable systems carry Onyx Television's station, it will have a positive effect on Onyx Television's revenues. There can be no assurance as to the ultimate outcome of these matters and their effect on Onyx Television.

        Any change in the ownership of the Company or Onyx Television or the addition of new shareholders who acquire a substantial interest in the Company or Onyx Television must receive approval from the German media authorities regarding the effect of the transaction on the ownership concentration in the overall German television industry. The Company has made application to the German media authorities in respect of the changes to its ownership and operations resulting from the Company's recent agreements with Groupe AB and Superstar and the Company expects to receive such approvals. However, the failure of the German media authorities to approve such changes in ownership would likely result in the suspension and/or revocation of Onyx Television's broadcast licenses, which would have an adverse effect on the financial condition of the Company.

        COMPETITION

        Among companies providing programming services via cable television in Germany, there is intense competition for both viewers and for the right to distribute programming over the various cable television networks throughout Germany. A number of German cable television networks provide programming that targets the Target Audience targeted by Onyx Television. The competition for viewers includes broadcast television stations, satellite and wireless programming services, radio, print media and the Internet. In connection with its music programming, the Company competes with other broadcast operators, which includes other music channels. Many of the Company's competitors have significantly greater resources than the Company.

        Additionally, increased competition for viewers in the German cable industry may result from the availability of additional channels and programming made possible by technological advances, such as digital compression technology, which allows cable systems to expand channel capacity, the deployment of fiber optic cable, which has the capacity to carry a much greater number of channels than coaxial cable, and "multiplexing," in which programming services offer more than one feed of their programming. The increased number of choices available to the Target Audience as a result of these technological advances could impact the number of persons watching Onyx's programming.

        LONG TERM STRATEGY

        The Company's operating strategy with respect to Onyx is to (i) expand the number of regional cable networks carrying Onyx, (ii) increase advertising revenues through growth in both sellout and the prices paid per advertisement,
(iii) launch Onyx in other European countries,

(iv) continue to develop strategic alliances/relationships in order to seek to increase Onyx's ability to penetrate existing markets and enter new markets, and
(v) if possible, syndicate Onyx's internally produced programming to third-parties. There can be no assurance that these strategies will be successfully implemented.

        STRATEGIC ALLIANCES AND RECENT DEVELOPMENTS

        In July 1998, the Company entered into a two-year services agreement (the "Services Agreement") with a subsidiary of Groupe AB, which agreement by its terms became effective on October 1, 1998, pursuant to which Groupe AB has agreed to provide certain technical services to the Company, including, among other services: (i) use of a transponder aboard a satellite of the EUTELSAT type, (ii) uplink facilities, (iii) all transmission services to the cable head ends of each of the German cable television networks over which the Company's programming is broadcast, and (iv) use of a master control room and other transmission facilities required to operate Onyx Television. Additionally, Groupe AB will fund the Company $60,000 per month in cash so that the Company may pay the costs of transmitting its broadcast signal over telephone lines to decoders at the cable ends.


        In return for these services and this investment, Onyx will be obligated to accrue $260,000 per month for the benefit of Groupe AB, which will initially be debt, but will be automatically converted into Common Stock at a conversion rate of $0.10 per share if the Company's stockholders approve an amendment to the Company's articles of incorporation increasing the Company's outstanding common stock, thereby allowing such shares to be converted into shares of the Common Stock (and will be repayable in full, with interest and a penalty, in the event that the Company's shareholders' do not approve such an amendment). See Proposals 1 and 2.


        In that regard, effective October 1, 1998, Onyx Television's signal began to be broadcast on ABSAT, which is a digital satellite transponder controlled by Groupe AB, and Groupe AB commenced providing Onyx Television with an uplink facility and with the other services contemplated by the Services Agreement.

        Over the last year, the Company's executive management have taken significant steps to reduce the costs associated with the operations of Onyx Television and the strategic alliance between Onyx Television and Groupe AB is expected to result in an annual saving of approximately $2.0 million in overhead expenses annually from the level of operating expenses previously incurred by Onyx. Including the anticipated cost savings associated with the Services Agreement with Groupe AB, Onyx Television's annual operating costs will have been reduced by approximately 60% from the level of such costs incurred during 1997. See "Management's Discussion and Analysis."

        The Company has applied to the German regulatory authorities to move its principal television station license from Rheinland Pfalz to North Rhine Westphalia, in order to allow the Company to take advantage of the benefits associated with the Services Agreement with Groupe AB. The Company is hopeful that it will obtain the required approvals, although there can be no assurance. The Company also expects that the Company and Groupe AB will work together to develop new programming opportunities for Onyx, including significantly increased teleshopping programming, with the goal of increasing the revenues being derived from the operation of Onyx Television.


         In March 1998, the Company, CM (UK) and Onyx entered into an agreement (the "Sharing Agreement") with QVC Deutschland GmbH ("QVC Germany"), a subsidiary of QVC, Inc. At the present time, the Sharing Agreement has expired by its terms, since the regulatory approvals required under the Sharing Agreement have not been obtained.


OTHER BUSINESSES

        TINERAMA INVESTMENT AG


        The Company owns a 51% interest in a holding company, Tinerama Investment AG ("TIAG"), which, in turn, owns a 61% interest in four corporations and a 49% interest, with an option to purchase an additional 12% for nominal value, in a fifth corporation (such corporation is a Romanian broadcasting company which, under Romanian law, may not be majority-owned by a non-Romanian entity, but as to which TIAG has voting control) (collectively, the "Tinerama Companies") having media-related operations in Romania (collectively, "Tinerama"). The remaining 39% of each of the Tinerama Companies is owned by Tinerama's founder, Max Banush ("Banush") and by Robert Perlitz. Banush continues to operate the business. TIAG is owned 51% by the Company and 49% by Telor International Ltd., an entity controlled by Karl Hauptmann, a former director and a more than 5% shareholder of the Company. Telor and the Company jointly control the operation of TIAG.


        Tinerama, which is headquartered in Bucharest, Romania, owns (i) seven newspapers and periodicals with a total monthly production of approximately 1.0 million; (ii) a distribution network comprising of vans and automobiles; (iii) a printing facility; and (iv) a radio station which broadcasts to approximately one-third of the country.

        Successive governments since the overthrow of dictatorship in Romania have built a viable democracy, but have failed to bring the economic benefits of the transition from communism which have been seen elsewhere in the eastern bloc. Tinerama has recently undergone some level of reorganization in order to stem the continuing losses from its operations. See "Management's Discussion and Analysis." Further actions are being considered and a review is to be undertaken by the Company to determine whether the Company should continue its involvement with Tinerama.

        BLINK TV

        Blink TV is a specialist TV programming vehicle which provides lifestyle programming on large video screens at UK concert events. This programming consists of music videos, style and fashion, and extreme sports, which is broadcast as a 30 minute segment immediately prior to live performances. Blink TV has installed video screens and projection equipment at five major UK concert venues in order to offer programming at these venues.

        The Company owns a 50% joint venture interest in Blink TV. The balance is owned by RCL Communications, which purchased its interest in Blink during 1998 from Mirror Group PLC.

        In connection with its business, Blink Television must obtain the right to broadcast its programming at rock and pop concerts and other events at the arenas where Blink has installed its high spec audio-visual equipment. In order to obtain these rights, Blink Television has to negotiate successfully with promoters of events, producers and managers of artists, as well as the artists themselves. Further, Blink Television must successfully sell advertisers on its concept. There can be no assurance that Blink will be successful in these efforts.

        Since launching Blink in November 1986, Blink TV has already transmitted approximately 200 hours of tailor-made programming at approximately 400 concerts in the United Kingdom and the United States. Concerts at which Blink TV's programming has been played have included Boyzone, Sting, Bryan Adams, 3T, Kenny G, Status Quo, the Disney Christmas Show and the Spice Girls. Advertising deals have been concluded with a variety of companies, including Gillette, British Telecom, Volkswagen, Volvo, Duracell, Kodak and Lee Jeans.

        Notwithstanding, Blink TV has taken longer than was originally anticipated to be accepted as a new advertising median and has not yet become profitable. Advertising agencies have been cautious in using Blink as an alternative to classical advertising and some artists have been reluctant to use Blink TV as a support act in their shows. Blink has been successful in completing several concerts outside the United Kingdom, but United Kingdom returns have not been as optimistic as hoped, and management is currently reviewing the sales and co-ordination of events to improve results. Management is also considering whether the Company should continue its involvement with Blink or withdraw in some fashion from this venture.

        UNIMEDIA

        On July 31, 1997, the Company acquired 50.3% of the outstanding common stock of Unimedia in exchange for 4,333,000 shares of the Company's authorized but unissued common stock. Shareholders of Unimedia who did not participate in the first closing of the Unimedia share exchange (the "Unimedia Share Exchange") had until September 5, 1997 to convert their Unimedia securities into shares of Common Stock and on September 5, 1997, the Company acquired an additional 31.3% of Unimedia's common stock in exchange for an additional 2,693,600 shares of the Company's authorized but unissued Common Stock. Shares issued in the Unimedia Share Exchange were valued at their then fair market value ($0.57 per share).

        Unimedia intends to pursue the development of a software platform for Internet gaming and entertainment. To date, in furtherance of this objective, the Company has engaged the services of a consultant, Valfab, which provides the services of Jacques Dubost, a consultant to the casino industry and the former manager of two famous casinos in Cannes, France and in Monte Carlo. Such business is extremely competitive and no assurance can be given that Unimedia will be successful in entering this business.

        PIXEL, LTD.

        On February 12, 1998, the Company, Unimedia, and Pixel Multimedia Ltd. ("PMM") consummated the transactions contemplated by an agreement executed on that date and effective as of January 1, 1998. PMM previously owed Unimedia $2,700,000 for loans made to PMM and for other expenses. As part of the transaction, Unimedia purchased the outstanding stock of Pixel Ltd., an Israeli company ("Pixel") from PMM. Pixel specializes in computer graphic and 3D animation for TV packaging, digital broadcasting and special effects. Pixel also owns a 47.5% interest in Henry Communication Ltd., a service company operated in a joint venture with Video Broadcast SB Ltd., an Israeli broadcasting company. Pixel has, in addition, a contractual relationship with Israel Cable Programming Company Ltd., providing TV packaging and animation programming for the cable operators in Israel, utilizing Pixel's digital editing systems and located in Israel Cable Programming's studio facilities. As part of the transaction, Pixel also purchased certain software previously developed for Unimedia by PMM for use in connection with the development of the Company's and Unimedia's proposed entertainment and gaming software platform.

        The purchase price paid to acquire Pixel, together with the software described above, consisted of: (i) forgiveness of $1.7 million of the debt owed by PMM to Unimedia and (ii) the assumption by Pixel (guaranteed by Unimedia and the Company) of certain PMM debt not exceeding $750,000 due to a financial institution. Additionally, PMM may receive up to 600,000 shares of the Company's Common Stock owned by Unimedia if certain performance objectives are achieved by Pixel. These shares have been pledged by Unimedia to the financial institution to secure Pixel's debt to the financial institution. Finally, the remaining $1,000,000 owed by PMM to Unimedia will be forgiven in the event that certain future performance objectives are achieved by Pixel. Rami Weitz, the President of Pixel, continues to work with Pixel and Unimedia on a consulting basis.


         TOPCARD, S.A.

        On November 1, 1997, Unimedia acquired an 80% interest in Topcard, a French company engaged in the design and manufacture of infra-red contactless smart card technology. Unimedia had previously owned 10% of the outstanding stock of Topcard and, after this transaction, Unimedia owns 90% of the outstanding stock of Topcard. The purchase price paid by Unimedia for the 80% interest consisted of the transfer of 456,000 shares of the Company's Common Stock owned by Unimedia to Topcard's shareholders and $150,000 in cash.

         Topcard is developing secure access smart card technology required for processing online transactions. Topcard has agreements to export its smart card technology and turnkey solutions to Russia and China for use in securing access to mobile phone applications and prepaid Internet services, respectively, and is presently in a pilot project with the European Union to develop a secure decrementing value card system (an electronic purse).


LONG TERM BUSINESS STRATEGY

        The Company's long term strategy is to become a leading provider in Europe of digital interactive thematic multimedia entertainment programs and on-line services through conventional mediums, such as television and cable, and the Internet. The Company believes that over time, it will be able to maximize its opportunities by cross fertilizing the conventional aspects of its media business with its proposed new media development and activities by finding applications for its programming in new arenas (such as the Internet). One product, for example, might be the development of a web site where persons may view music videos and programming shown on Onyx Television. The Company also hopes in the future to develop new television programming formats in order to become a company at the leading edge of the convergence between television and PC Networks. The Company also intends to pursue a strategy of seeking to provide Onyx Television's programming through expanding digital European television networks and seeking to expand the Onyx Television and Blink TV concepts to other countries.

PERSONNEL

        At September 30, 1998, the Company employed 77 persons, 23 of whom were employed by Onyx Television, 24 of whom were employed by Tinerama, three of whom were employed by Blink TV, 23 of whom are employed by Unimedia, Top Card and Pixel, and four of whom were employed in administrative, financial and managerial positions on behalf of the combined operation.

PROPERTIES

        The Company's Chairman is located in France and the Company's headquarters is temporarily located in France. The Company is considering organizing a French subsidiary, CM Development, to operate as a party to the Company's activities in France and to serve as a temporary administrative agent for the Company in France until such time as the Company relocates its headquarters to another jurisdiction. Prior to September 1998, the Company's principal executive office was located in leased office space in London, England.

        CM Development, if organized, would share office space with Unimedia (at the present time, the Company and Unimedia have entered into an agreement to allocate office space and office costs among the Company and Unimedia). Unimedia leases office space in Charenton, France.


        Onyx Television leases administrative offices in Dortmund, Germany. Tinerama owns a building and, in addition, leases administrative offices and print works in Bucharest, Romania. Blink TV leases offices in London. Topcard leases office space in Aix-en-Provence, France and Pixel leases offices in Tel Aviv, Israel. For information regarding the Company's financial obligations under its leases, see Note 7 to Notes to Consolidated Financial Statements.


LEGAL PROCEEDINGS PENDING OR THREATENED


        CM (UK) was sued in 1995 by COM TV Production Und Vertrieb GmbH and Nen TV Limited ("NEN"). This suit, which the Company vigorously contested, sought an interest in Onyx Television pursuant to an alleged agreement among the parties. In December 1997, the parties entered into an agreement to settle this suit. As part of the settlement, Onyx agreed to pay the plaintiffs DM50,000 ($30,000). Additionally, the settlement allows NEN the right to introduce a client to Onyx within one year of the settlement to use the broadcast downtime on the Onyx

Television station. In the event that a client is introduced, that client will be required to pay Onyx a minimum monthly fee of DM40,000 ($24,000), plus a 22.5% commission on all revenues earned by such client in connection with its broadcasts on the channel to the extent that such revenue exceeds DM222,225 ($133,000). In turn, NEN will receive 25% of all amounts paid to Onyx relating to such client, up to a maximum of DM1,500,000 ($900,000). To date, no client has been introduced to Onyx by NEN.

        In June 1997, a former managing director of Onyx Television whose employment was terminated brought suit in Germany for alleged wrongful early termination of his employment. The suit sought damages of DM750,000 ($450,000). Onyx maintained that the action which it took with respect to this employee was lawful and in July 1998, the court ruled in favor of the Onyx Television. The plaintiff has the right to appeal and Onyx Television believes that it has valid defenses to this claim. However, there can be no assurance as to the outcome of this matter.

        In May 1998, TV Strategies, a Dallas based television services company, obtained a default judgment against Onyx Television for DM300,000 ($180,000), plus interest, relating to services which TV Strategies alleges that they provided to Onyx. Onyx intends to seek to have the default judgment set aside in Texas, and believes that it has the grounds to obtain relief from the default judgment. Onyx Television also believes that it has meritorious defenses to the suit. There can be no assurance as to the outcome of this matter.


        In July 1998, the Company was sued in the U.S. District Court for the District of Nevada by Fontal Limited ("Fontal") for breach of a promissory note. The Company believes that Fontal is controlled by Marc Degarni, who is a stockholder of the Company and who previously represented to the Company that he is a stockholder in Unimedia (through an entity, Atlas Investments, although that entity has advised Unimedia that it is now represented by another individual, Roland Pardo). Mr. Degarni is also a former director of CM (UK).

        Pursuant to the note, the Company owes Fontal $200,000, plus accrued but unpaid interest. The Company had pledged the rights to international trademarks for the Onyx name and branding outside of Germany, Switzerland and Austria to Fontal to secure repayment of this note.

        The Company has filed a motion to dismiss this suit for FORUM NON CONVENIENS, believing that the proper forum for this suit is England. The Company also believes that it has meritorious defenses to this suit and is vigorously defending same. No assurance can be given as to the ultimate outcome of this matter.

        Unimedia has three minority shareholders (Oradea Inc., represented by its chairman, Alfonso Lodolo D'Oria, Roland Pardo and Atlas Investments) who have previously advised Unimedia that they do not believe that the summer 1997 reorganization of Unimedia with the Company was in the best interest of Unimedia and its stockholders. These stockholders have brought numerous legal actions against Unimedia and/or its management (which is also now, in part, the senior executive management of the Company) contending that the past and future activities of Unimedia are not in the best interest of Unimedia's shareholders and were not being engaged in for the benefit of Unimedia and its stockholders. To date, such suits have not been successful. In addition, the French courts have to date rejected all requests to appoint experts in judgment to review Unimedia's management's actions.

        Oradea Lodolo, and Pardo have also taken action through the courts in France and Israel to attempt to safeguard their potential rights over certain assets of Unimedia in order to secure payment of their unsecured loans due from Unimedia. See Note 7 of Notes to Consolidated Financial Statements. In connection with such actions and based upon the fact that the notes do not by their terms reflect a repayment date, Unimedia has proposed a payment plan to repay these loans in installments, and is awaiting a court ruling from the French court on its proposed payment plan. Unimedia is also preparing actions against Oradea and against Messrs. Lodolo and Pardo for damages which it believes have been caused by reason of Oradea, Lodolo and Pardo's inappropriate actions against Unimedia.

        The Company, which owns 81.6% of Unimedia, intends to operate and continue the future development of Unimedia's business in the best interest of Unimedia's stockholders, including the Company. Additionally, the Company has been funding Unimedia's cash flow requirements through a $500,000 line of credit, and in that regard, Unimedia has pledged its stock interest and loan in Pixel to the Company to secure repayment of that obligation. To the extent that such minority holders disagree with the business decisions made by Unimedia's management in the future, including the use by Unimedia of funds available to Unimedia which might be used in joint projects between the Company and Unimedia, they may bring legal actions against Unimedia and/or its management for breach of fiduciary duties or based upon other legal theories. Such actions, if brought, may have an adverse impact on the Company and Unimedia. Further, any such litigation would be time consuming and costly to Unimedia (and thereby to the Company, based upon its ownership of an 81.6% interest in Unimedia), even if such litigation were decided in favor of Unimedia and/or its management.

        Charles Koppel, the former chairman and CEO of the Company, had a service agreement with the Company under which he was entitled to an annual base salary of (pound)100,000 (approximately $160,000). The agreement provided for successive automatic one-year terms unless terminated upon one year's prior notice in writing. Mr. Koppel resigned his positions with the Company on August 6, 1997. Mr. Koppel has advised the Company that he believes that the Board's selection of a new President and CEO of the Company in August 1997 constituted a constructive dismissal of Mr. Koppel under his service agreement.


        On March 12, 1998, the Company resolved its dispute with Mr. Koppel in regard to his claim for wrongful dismissal. Pursuant to the settlement, the Company paid Mr. Koppel (pound)60,000 to resolve outstanding claims under his service agreement with the Company, which amount was paid prior to the end of 1998.


        In August 1998, Onyx Television sued Charles Koppel in Germany. The suit alleges that certain of Mr. Koppel's actions as the managing director of Onyx Television were improperly performed and seeks damages in an unspecified amount. The Company and Onyx are also preparing additional actions against Mr. Koppel based, in part, upon the Company's view that certain of Mr. Koppel's actions on behalf of the Company and Onyx Television were taken for his own direct and indirect and/or for the benefit of third parties and not for the benefit of the Company and Onyx

Television. The Company intends to vigorously pursue these actions against Mr. Koppel. Mr. Koppel has advised the Company that he disputes the Company's allegations and believes them to be untrue and without foundation.

                             SELECTED FINANCIAL DATA

        THE FOLLOWING INFORMATION HAS BEEN DERIVED FROM THE FINANCIAL STATEMENTS OF THE COMPANY. THE FINANCIAL STATEMENTS AS OF AND FOR THE PERIODS ENDED DECEMBER 31, 1996 AND 1997 INCLUDED ELSEWHERE HEREIN HAVE BEEN AUDITED BY DELOITTE & TOUCHE, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. THE SELECTED FINANCIAL DATA AS OF SEPTEMBER 30, 1998 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 ARE DERIVED FROM THE UNAUDITED INTERIM FINANCIAL STATEMENTS CONTAINED ELSEWHERE HEREIN. OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 ARE NOT NECESSARILY INDICATIVE OF RESULTS THAT MAY BE EXPECTED FOR THE YEAR ENDING DECEMBER 31, 1998. THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO AND "MANAGEMENT'S DISCUSSION AND ANALYSIS" INCLUDED ELSEWHERE IN THIS PROXY STATEMENT.

                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                        FISCAL YEAR ENDED DECEMBER 31,               (UNAUDITED)
                                       ---------------------------------    -----------------------------
                                           1996                 1997            1997             1998
                                       -------------        ------------    -------------    ------------
STATEMENT OF INCOME DATA:
Operating Revenues.................      $2,075,407          $2,429,275       $1,548,410      $4,060,541
Operating Costs:
 Staff costs.......................       3,705,992           3,754,124        2,558,753       2,791,174
 Depreciation and amortization.....         521,069             747,876          407,587         963,680
 Operations expenses - exceptional.         497,670           4,202,737        2,500,356      (1,655,208)
 Operating expenses - other........      13,628,277          12,160,527        8,370,218       7,907,666
                                         ----------          ----------       ----------      -----------
   Total Operating Costs...........      18,352,988          20,865,264       13,836,914      10,007,312
                                         ----------          ----------       ----------      -----------
Operating Loss.....................     (16,277,581)        (18,435,989)     (12,288,504)     (5,946,771)

Equity in net losses in investment         (211,414)           (251,550)        (144,111)       (136,360)
in joint venture...................
Interest (paid)/income, net........         132,950            (244,694)         (75,156)     (1,070,415)
Other income (expense).............          42,531             (44,684)          (3,568)       (682,840)
                                         ----------          ----------       ----------      -----------
Loss before taxation...............     (16,313,514)        (18,976,917)     (12,511,339)     (7,836,386)
Tax  provision (credit)............          (6,623)              1,390           (1,666)         (3,754)
                                         ----------          ----------       ----------      -----------
                                        (16,320,137)        (18,975,527)     (12,513,005)     (7,840,140)
Minority interest..................          58,033             104,462          (61,563)        343,127
                                         ----------          ----------       ----------      -----------
Net Loss...........................     (16,262,104)        (18,871,065)     (12,574,568)     (7,497,013)
                                         ==========          ==========       ==========      ===========
Net Loss Per Basic Share...........          ($1.32)              ($.67)          ($.44)           ($.19)
                                         ==========          ==========       ==========      ===========
Weighted Average Shares Outstanding.     12,359,029          27,966,383       28,566,942      40,094,139
                                         ==========          ==========       ==========      ===========

                                                 DECEMBER 31,                  SEPTEMBER 30,
                                      -----------------------------------     ----------------
                                           1996                1997                 1998
                                      --------------      ---------------     ----------------
BALANCE SHEET DATA:
Working Capital/(Deficit)...........     $(3,522,766)         $(9,514,501)        $(16,539,697)
Total Assets........................       5,090,782            8,905,983            8,178,650
Total Liabilities...................       6,117,230           11,931,773           20,536,458
Minority Interest...................         615,795              901,980            1,105,466
Stockholder's Equity/(Deficiency in
 Net Assets.........................      (1,642,243)          (3,927,770)         (13,463,274)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

        THE FINANCIAL INFORMATION INCLUDED HEREIN SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE NOTES THERETO. THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED THEREBY. ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDED IN THIS PROXY STATEMENT THAT ADDRESS ACTIVITIES, EVENTS OR DEVELOPMENTS THAT THE COMPANY EXPECTS, BELIEVES OR ANTICIPATES WILL OR MAY OCCUR IN THE FUTURE ARE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THE ABILITY OF THE COMPANY TO MAINTAIN OR INCREASE THE DISTRIBUTION OF ONYX TELEVISION ON GERMAN CABLE SYSTEMS, THE ABILITY TO INCREASE ONYX TELEVISION'S ADVERTISING REVENUES, CHANGES IN COSTS OF PROGRAMMING, AND MATTERS RELATING TO ONYX TELEVISIONS' RELATIONSHIP WITH THE GERMAN MEDIA AUTHORITIES HAVING JURISDICTION OVER ONYX TELEVISION, AS WELL AS GENERAL MARKET CONDITIONS AND COMPETITION. FUTURE EVENTS AND ACTUAL RESULTS, FINANCIAL AND OTHERWISE, COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS HEREIN. ALTHOUGH THE COMPANY BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE REASONABLE, ANY OF THESE ASSUMPTIONS COULD BE INACCURATE AND, THEREFORE, THERE CAN BE NO ASSURANCE THAT THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT WILL PROVE TO BE ACCURATE. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN, INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED.

        GENERAL


        The 1997 financial results include the consolidated accounts of the Company, its wholly owned subsidiary CM(UK) and CM(UK)'s wholly owned subsidiary, Onyx and CM(UK)'s 51% owned subsidiary, TIAG, and the Company's 81.6% owned subsidiary Unimedia, and Unimedia's 90% owned subsidiary Topcard SA (" Topcard"). The Company's 50% joint venture investment interest in Blink TV Limited ("Blink") has been accounted for using the equity method. The results of Unimedia and Topcard have been consolidated from September 1997 and November 1997, which are the respective dates of their acquisition. Both Unimedia and Topcard have revenues from the sales of goods and services. Results for 1998 also include the activities of Pixel Ltd., which was effectively acquired as of January 1, 1998, has been consolidated as of its date of acquisition. Pixel's revenues are generated from the sale of animation and graphic design to Israel Cable Programming and from services provided in its post-production editing facilities.

        The Company has recently issued a significant amount of debt convertible into Common Stock at $0.10 per share, the amount which the Board has determined and believes to be the fair market value of the Common Stock at the date of grant. While the Company's Common Stock is quoted on the Bulletin Board maintained by the NASD, there is currently only a limited market for the Common Stock, and no opinion on the valuation of the Common Stock has been obtained from a third party. If it were to be later determined that the fair market value of the Common Stock on the date of these transactions was greater than $0.10 per share when such convertible debt were issued, the difference between the fair market value of such shares and $0.10 per share would be charged to the Company's operations.

        NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


        Operating revenues for the nine months ended September 30, 1998 were $4.06 million, an increase of $2.51 million compared to operating revenues of $1.55 million for the nine months ended September 30, 1997. This increase in operating revenue from period to period was largely attributable to an increase in revenue at Onyx and the inclusion in the revenues for the first nine months of 1998 of an aggregate of $2.26 million of operating revenues at Unimedia, Topcard and Pixel. The Company acquired Unimedia, Topcard and Pixel under the purchase method of accounting and therefore accounted for their operations from their respective date of purchase (August 1997, November 1997 and January 1998.)


        Advertising sales by Onyx Television during the nine months ended September 30, 1998 totaled $0.89 million, compared to $0.55 million for the same nine months in 1997. The Company has recently signed an agreement with a newly appointed media agency, whose agents are developing new marketing and sales strategies for Onyx Television and, although there can be no assurance, the Company believes that Onyx Television's advertising revenue will increase in the future. In addition, Onyx has entered into a two year strategic alliance agreement with a subsidiary of Groupe AB, a French television production company, which became operational on October 1, 1998. Pursuant to that agreement, Groupe AB, through its subsidiary, MMP S.A., provides certain technical services to the Company, including the use of a transponder and uplink facilities, transmission services and use of a master control room, as well as providing the funding required to pay cable transmission costs. In return, the Company pays MMP $260,000 per month (initially in debt, but automatically convertible into Common Stock if the Company's stockholders approve an amendment to the Company's Articles of Incorporation increasing the Company's authorized Common Stock).


        Operating costs, including depreciation and amortization, for the first three quarters of 1998 were $10.01 million (1997 - $13.84 million) and included $2.61 million of operating costs relating to the operations of Pixel, Unimedia and Topcard. Operating costs also included an exceptional operating credit of $1.66 million (1997 - $2.5 million charge) in respect of non-cash accounting exchange translation gains arising from changes in currency exchange rates at September 30, 1998 compared to exchange rates at December 31, 1997. Depreciation and amortization for the nine months ended September 30, 1998 was $0.96 million, an increase of $0.55 million compared to $0.41 million for the nine months ended September 30, 1997. This increase was due primarily to a higher amortization charge arising from the write-off at December 31, 1997 of certain of the goodwill attributable to the businesses acquired in 1997.

        Total operating costs, excluding operating expenses - exceptional and costs associated with the operations of Pixel, Unimedia and Topcard, decreased by $2.02 million for the first nine months of 1998 compared to the first nine months of 1997. During the latter part of 1997, and during the first and second quarters of 1998, the Company took steps to substantially reduce costs across all the group operations and these changes favorably impacted operating costs during the nine months ended September 30, 1998. Additionally, each of the Tinerama companies continued to operate at a small loss during the first nine months of 1998.


        As a result of all of the above factors, the Company's operating loss was $5.95 million for the nine months ended September 30, 1998, compared to an operating loss of $12.29 million for the same period in 1997.

        The increase in other expenses relates to net write downs of the value of certain of the Company's investments taken during the 1998 nine month period and to sales of investments by the Company during such period. There were no such write downs or sales of investments during the comparable period in 1997. Interest expense also increased substantially during the 1998 nine month period compared to interest expense in 1997, due to the substantial increase in borrowings from period to period.

        The net loss for the nine months ended September 30, 1998 was $7.5 million ($0.19 per basic and diluted share), compared to a net loss of $12.57 million ($0.44 per basic and diluted share) for the nine month period ended September 30, 1997. Weighted average shares outstanding were 40,094,139 for the nine months ended September 30, 1998, compared to 28,566,942 for the nine months ended September 30, 1997.

        YEAR END 1997 AND 1996

        For the fiscal year ended December 31, 1997 ("Fiscal 1997"), the Company reported a net loss of $18.87 million, compared to a net loss of $16.26 million for the fiscal year ended December 31, 1996 ("Fiscal 1996"). The net loss for Fiscal 1997 included exceptional charges of $4.2 million, as follows: (1) a $1.69 million charge to write off additional goodwill and asset amortization, and (ii) a $2.51 million non-cash currency exchange translation charge (Fiscal 1996- $0.5 million) arising from changes in currency exchange rates at December 31, 1997 compared to exchange rates at December 31, 1996. Without these write-offs and non-cash charges, the net loss for Fiscal 1997 would have been $14.67 million.

        The net loss per share for Fiscal 1997 was $0.67, compared to a net loss per share of $1.32 for Fiscal 1996. Weighted average shares outstanding were 27,966,383 for Fiscal 1997 compared to 12,359,029 for Fiscal 1996. The increase in the number of shares outstanding is primarily due to the Company's private placements completed in March 1997 (12,000,000 shares) and June 1997 (7,017,543 shares), and the Company's acquisition of an 81.6% interest in Unimedia in August 1997 (7,026,600 shares).


        Operating revenues in fiscal 1997 totaled $2.43 million, a net increase of $0.35 million compared to revenues of $2.08 million in Fiscal 1996. While sales at Tinerama decreased 37%, from $1.80 million in Fiscal 1996 to $1.14 million in Fiscal 1997, Onyx's advertising revenue increased to $.65 million in Fiscal 1997 from $0.28 million in Fiscal 1996. There were also first-time revenue contributions during Fiscal 1997 from Unimedia (from September 1997) and Topcard (from November 1997) of $0.63 million and $0.19 million, respectively.

        Operating costs, including staff costs, depreciation and exceptional items, totaled $20.87 million in Fiscal 1997, compared to $18.35 million in Fiscal 1996. Costs of Onyx Television's operations decreased from $14.42 million in Fiscal 1996 to $11.54 million in Fiscal 1997. Operating expenses of Onyx include programming costs, broadcast studio expenses and transmission expenses. There were also first-time operating costs included for Unimedia and Topcard of $0.61 million and $0.17 million, respectively.

        Depreciation and amortization for Fiscal 1997 was $0.75 million, compared to $0.52 million for Fiscal 1996. Operating expenses-exceptional trading expenses of $4.2 million for Fiscal 1997 included: (i) additional charges aggregating $1.69 million relating to: (A) the write down of goodwill and assets based upon the Company's current evaluation of the valuation of Tinerama, and (B) the write down of goodwill based upon the Company's current evaluation of the valuation of Unimedia and Topcard; and (ii) the $2.51 million non-cash currency translation charge described above.


        While advertising revenue at Onyx increased in Fiscal 1997, such increase was substantially lower than was anticipated and reflects the fact that Onyx has taken longer to establish its product in the German advertising market. At the present time, Onyx's television station's signal reaches approximately 10 million cable homes and an indeterminate number of satellite homes in Germany, compared to approximately
5.5 million cable homes at the end of 1996.

        During Fiscal 1997, each of the Tinerama companies continued to generate losses. The combined loss of the Tinerama companies for Fiscal 1997 totaled $176,000 compared to a loss of $143,000 for Fiscal 1996.


        The Company's net loss for Fiscal 1997 included net profit contributions from both Unimedia and Topcard of $0.39 million and $12,000, respectively, which were consolidated with the Company's results from the dates of their respective acquisitions.

        For the twelve months ended December 31, 1997, Unimedia, Topcard and Pixel had operating revenues of $0.93 million, $0.96 million and $1.99 million, respectively, and net profit of $0.73 million, $0.08 million and $0.38 million, respectively. Part of Unimedia's operating revenue and non-operating profit were non-recurring items relating to a change of investment strategy pursuant to which Unimedia has determined not to take minority positions in its future investments and to sell off the minority positions which it currently holds. Full-year contributions from each of these companies will be consolidated for periods after Fiscal 1997.


FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

        The ownership, development and operation of media interests, and particularly the operation of a television station, requires substantial capital investment. To date, the Company has financed its capital requirements through sales of its equity securities and through debt financing. Since inception through September 30, 1998, the Company has incurred an accumulated deficit of approximately $45.5 million, principally related to the Company's launch and operation of Onyx Television. At September 30, 1998, the Company had a negative working capital of approximately $16.5 million.

        In October 1996, the Company's UK subsidiary, CM (UK), entered into an agreement to borrow US $2.0 million (the "Instar Loan") from Instar Holdings, Inc. ("Instar") to fund the Company's working capital requirements (principally related to the continuing operation of Onyx Television). The Instar Loan is guaranteed by the Company and Onyx and is secured by a charge on all of CM
(UK)'s assets and a pledge of the stock of CM (UK). Interest is payable monthly on the Instar Loan, at the rate of 2% above Lloyds Bank base rate until December 31, 1997 and 13% per annum thereafter. As described below, the Instar Loan is currently in default.


        In October 1996, CM (UK) also granted a charge against all of its assets and the Company has granted a charge against the shares of CM (UK) to secure the obligation in connection with the guaranty of the transponder lease. See Note 8 of Notes to Unaudited Consolidated Financial Statements with respect to the guaranty of the transponder lease by Universal Independent Holdings Limited, a BVI corporation ("Universal"). CM (UK), under its transponder lease, was required to provide a guaranty to PTT Telecom of its obligations under the lease. Universal agreed to provide such guaranty, but required, among other things, (i) that CM (UK) enter into, in favor of Universal, a deed of counter-indemnity ("Deed") to secure the obligation of CM (UK) to repay Universal if Universal is called upon to make payment on its transponder guaranty, (ii) that the Company and Onyx guarantee the obligations of CM (UK) under the Deed, and (iii) that CM (UK) pledge all of its assets and that the Company pledge its stock interest in CM (UK) to secure their obligations in connection therewith. Instar and Universal have agreed that their liens on the Company's assets shall have equal status and that they shall share equally in the proceeds of the collateral.

        In July 1998, Instar entered into a letter agreement with the Company reflecting new terms of the Instar Loan. Over the last few months, the Company, Instar, Universal and Superstar have been negotiating over long form agreements to more formally document these agreements. No long form agreements have been entered into to date.


        In the letter agreement, Instar agreed to a repayment schedule whereby the Company will repay this loan at the rate of $50,000 per month for six months and $200,000 per month thereafter until paid in full. No payments have been made to date, based upon the Company's expectation that it had an understanding within Instar that the repayment terms would be revised from those contained in the letter agreement and that final repayment terms would be provided for in the long form agreement. The letter agreement also provides for certain prepayments to the extent that the Company raises funds above the amounts already raised as discussed in this section. Under the terms of the agreement contemplated by the letter agreement, the Instar Loan will no longer be convertible, but would become convertible at Instar's option in the future in the event that Instar agrees to convert any of the outstanding debt at such price as the Company may agree to sell additional shares of its common stock to a third party.

        The Instar Loan is currently in default and demand was made on December 10, 1998 for repayment of the Instar Loan. The Company continues to negotiate with Instar to seek a resolution of this matter. The Company has also advised Instar that its new management has reservations regarding the circumstances surrounding the Instar Loan and the fact that Instar received a lien on what was then substantially all of the Company's assets for a $2.0 million loan and is reserving its rights on these issues. No new agreement has been reached to date, although Instar has agreed not to enforce its rights under the Instar Loan until after January 31, 1999. If Instar were to enforce its rights under its pledge of CM (UK)'s assets or the stock of CM (UK) (constituting substantially all of the Company's operating assets at the time of the pledge, a substantial majority of the Company's current operating assets and approximately [26.6%] of the book value of the Company's total assets at September 30, 1998) it would have a significant and adverse impact on the Company's financial position, and would likely result in the Company's loss of a large portion of its operations.


        On March 3, 1997, the Company closed a private placement in which the Company raised net proceeds of $5.85 million. The funds from this placement were used to fund the continuing operation of Onyx Television and for general corporate purposes. The Company issued an aggregate of 12.0 million shares of Common Stock in this private placement ($0.50 per share), including 4.0 million shares of Common Stock subscribed by Unimedia.


        On June 25, 1997, the Company accepted a subscription for $4.0 million from Unimedia, on behalf of certain investors. In the subscription, the Company agreed to issue an aggregate of 7,017,543 shares of Common Stock at a purchase price of $0.57 per share. On June 30, 1997, $1,500,000 of the proceeds of the subscription was received by the Company and the balance of $2,500,000 was released to the Company from escrow on July 31, 1997 at the closing of the Unimedia acquisition. In connection with the private placement, the Company paid Unimedia a fee of $240,000, which was netted against the purchase price of the Shares. Unimedia, in turn, paid a fee to Valfab for its services in connection with introducing Unimedia to certain of the investors who purchased shares in the offering. The fee consisted of $195,000 in cash and 106,666 shares of the Common Stock acquired by Unimedia in this placement.

        On July 31, 1997, the Company acquired 50.3% of the outstanding common stock of Unimedia in exchange for 4,333,000 shares of the Company's authorized but unissued common stock. Shareholders of Unimedia who did not participate in the first closing of the Unimedia share exchange (the "Unimedia Share Exchange") had until September 5, 1997 to convert their Unimedia securities into shares of Common Stock and on September 5, 1997, the Company acquired an additional 31.3% of Unimedia's common stock in exchange for an additional 2,693,600 shares of the Company's authorized but unissued Common Stock. Shares issued in the Unimedia Share Exchange were valued at their then fair market value ($0.57 per share). The Company acquired Unimedia based on their belief that the merged entity would cross fertilize Internet development activities and television distribution in order to poise the Company at the convergence of thematic entertainment television and the internet. Additionally, Unimedia and investors identified by Unimedia provided significant financing for use in the Company business.

        At the closing of the Unimedia Share Exchange, Unimedia owned 5,564,913 shares of the Common Stock. Subsequent to the closing of the Unimedia Share Exchange, Unimedia transferred 4,496,997 of these shares to investors in private transactions resulting in a net profit of $0.98 million in the year ended December 31, 1997. At this date, Unimedia still owns 1,067,916 shares of Common Stock.


        In September 1997, the Company borrowed $500,000 of short term working capital in the form of a convertible loan from Unbeatable Investments Limited ("Unbeatable"). The debt was payable with interest of 10% per annum in April 1998 and was convertible into shares of Common Stock at the rate of $0.57 per share. The Company's short term funding requirements were also met during the fourth quarter of 1997 through private placements of an aggregate of 733,335 shares of the Company's authorized but unissued Common Stock (raising $550,000 at $0.75 per share).


        On January 9, 1998, CM (UK) borrowed an aggregate of $1,250,000 from Superstar. Such loan was evidenced by two 13% Convertible Secured Promissory Notes in the original principal amounts of $750,000 and $500,000, respectively (collectively, the "Notes"). Of the aggregate proceeds, $500,000 was used to repay a loan previously made to CM(UK) (see above) by Unbeatable. The Notes bear interest at the rate of 13% per annum and are convertible into shares of the Company's Common Stock on the basis of one share of Common Stock for each $0.50 of outstanding principal and accrued interest on the Notes; provided, however, that the Notes may not be converted until the Company has held a shareholders meeting at which its Articles of Incorporation are amended to increase the number of authorized shares of Common Stock of the Company to at least the number required for conversion of the Notes. The Notes were due and payable on March 31, 1998 but, pursuant to the Notes and an agreement among the Company, CM
(UK) Superstar, Instar Holdings, Inc. ("Instar") and Universal Independent Holdings Limited ("Universal"), payments on the Notes may only be made equally pro rata as and when payments are made to Instar according to a stated proportion. Instar and Universal are secured creditors of the Company and CM
(UK). To secure its obligations under the Notes, CM (UK) and the Company have granted to Superstar a security interest on the same collateral upon which Instar has been granted a security interest by CM (UK) and the Company and upon identical terms and conditions as are set forth in the security documents entered into between Instar and CM (UK) (and Instar and the Company) pursuant to the loan documents between CM (UK), the Company and Instar. Instar has also granted to Superstar a right of first refusal to purchase the Instar Loan for the full amount due before such loan is sold to a third party. The Company also pledged its interest in 81.6% of Unimedia to Superstar to further secure its obligations under the Notes. The conversion terms of the Superstar loan were recently amended and are described below.


        Superstar and Unbeatable are parties controlled by David Ho, a Director of the Company. Superstar received a fee of 200,000 shares of the Company's Common Stock for arranging the original loan made by Unbeatable to the Company and will receive a fee of 400,000 shares for arranging the January 1998 Superstar loan (which fee will be payable at such time as the Company has authorized shares of Common Stock available to issue in order to pay this fee). Additionally,

Superstar has been granted a contingent option such that if such loan is repaid (and not converted), Superstar shall have a one year option to purchase up to
2.5 million shares of the Company's authorized and unissued Common Stock at an exercise price of $.40 per share.


        On March 23, 1998, MMP, SA ("MMP"), a shareholder of the Company and a subsidiary of Groupe AB, made available to the Company a line of credit (the "MMP Line of Credit") pursuant to which the Company may borrow up to $2,000,000. Outstanding amounts under the MMP Line of Credit bear interest at the rate of 13% per annum. The Company has fully borrowed the proceeds available from the MMP Line of Credit. Outstanding principal and accrued interest was due and payable on December 31, 1998 and the Loan has recently been amended (see below). As further consideration for granting the MMP Line of Credit, MMP was granted the right, until March 31, 2000, to purchase shares of authorized but unissued Common Stock of the Company at a price of $0.20 per share up to the aggregate outstanding principal amount of and accrued interest on the line of credit; provided, however, that the option may not be exercised until the Company holds a shareholders meeting to authorize additional shares of authorized but unissued Common Stock. Such purchase would not affect the outstanding principal amount of and accrued interest on the MMP Line of Credit. See below for the amended conversion terms of this loan.


        On March 25, 1998, Superstar loaned the Company an additional $400,000, payable on the same terms as the MMP Line of Credit. In connection with this new loan, Superstar was granted an option to purchase shares of the Company's common stock on the same terms as the option granted to MMP as described above. See below for the amended conversion terms of this loan.


        In August 1998, the Company entered into agreements with Superstar and Groupe AB pursuant to which Superstar agreed to make available $5.0 million and Groupe AB agreed to provide cash and services aggregating $6.64 million ($400,000 in cash which was payable to the Company in August 1998 and $6.24 million in services over a two year period). Such funding is initially in the form of debt, but will be automatically converted into equity at the rate of $0.10 per share upon and after approval of an increase in the Company's authorized common stock. See Proposal 1. If stockholder approval of the increase in the authorized common stock is not obtained, then the debt incurred to that date, together with interest and penalties, will be immediately due and payable. Once these obligations are converted into Common Stock, Superstar and Groupe AB will control approximately 80% of the Company's outstanding common stock and will control the Company. See Proposal 2.


        In December 1998, when the Company did not meet its obligation to hold a stockholders' meeting by November 30, 1998, Superstar and Groupe AB demanded that the Company: (i) reduce the conversion price on all of its outstanding convertible debt to $0.10 per share; and (ii) that the Company pay a penalty of 2% of the outstanding principal amount of the loans (payable in shares at $0.10 per share) for each month during which the Company does not hold its special stockholders meeting to seek approval of the amendment to the Company's articles of incorporation. On December 18, 1998, the Board agreed to these changes. Superstar and Groupe AB also agreed, as part of the amendment to the terms of their loans, that all of the convertible debt which they hold will now automatically convert into Common Stock upon the approval by the Company's shareholders of the increase in the Company's authorized Common Stock.

        During the first half of 1998, Unimedia sold 1,540,000 shares of Common Stock to Gralec Establishment ("Gralec") for an aggregate purchase price of $500,000 (plus delivery of 50,000 shares of a second entity.) The Company agreed to register the shares of Common Stock transferred to Gralec, pursuant to a registration rights agreement, on or before November 30, 1998, which has not occurred. As part of the agreement, Unimedia agreed that Gralec may put the shares back to Unimedia for the purchase price if these shares were not registered by that date.

        Since this registration has not taken place, the Company is negotiating with Gralec to extend the period during which the registration may be completed. In that regard, the Company has agreed that in return for an extension of the registration period until March 31, 1999, the Company will grant Gralec an option to purchase 5.0 million shares of its authorized but unissued common stock at an exercise price of $0.12 per share, which option will be exercisable until 30 days after the shares of Common Stock originally issued to Gralec are registered for resale. No definitive agreement has been entered into with Gralec on this issue to this date.

        The Company's balance sheet at September 30, 1998 includes a due from shareholder of $313,691. This amount represents an amount due from Latitude, one of the Company's founding shareholders. See "Certain Relationships and Related Transactions." This amount was initially presented to the Company as a deposit paid by Latitude to PTT Telecom on behalf of CM (UK) and Latitude received credit for the amount of such deposit in connection with its original 1995 subscription to purchase shares of CM (UK)'s stock (which shares were exchanged for shares of the Company's Common Stock in December 1995). The Company has now determined that no deposit was ever paid by Latitude to PTT Telecom and that therefore the shares of Common Stock owned by Latitude were not fully paid as presented. Latitude has advised the Company that they do not acknowledge that this money is presently due to the Company. The Company believes that these funds are due and owing and intends to enforce its rights to receive such proceeds.


        The Company has been advised by KPN Telecom, formerly known as PTT Telecom ("KPN"), that Onyx Television owes them approximately $1,060,000. The Company believes that the amount due is significantly lower, due to failures in the performance of services by KPN over the period of the agreement. At the present time, the Company has accrued the entire amount allegedly owed to KPN until this dispute is resolved. Additionally, the Company has been advised that KPN has called upon the guaranty from Universal (see discussion above) and drawn down upon the $550,000 being held to secure the guaranty. As a result, the Company owes the amount paid by Universal back to Universal.

        The Company believes that the proceeds from the Superstar and Group AB agreements will fund, along with anticipated revenues from operations, the Company's operations for the next 12 months (assuming that the proposed increase in the Company's authorized Common Stock set forth in Proposal 2 is adopted). However, if revenues do not meet expectations, additional funding will be required. The Company will also require additional funding to meet its non-operating indebtedness, and may issue shares of its Common Stock to repay some of this indebtedness. There can be no assurance that such funding will be available.


        In regard to its future capital raising efforts to fund the Company's businesses, the Company is likely going to have to fund these future capital requirements through additional sales of its equity securities. The Company may also seek funding for particular projects through investments directly into those projects. The Company is also seeking additional strategic alliances with respect to its other current and proposed businesses and to reduce operating costs in all of its businesses whenever possible. No definitive agreements have been entered into to date.

        The Company maintains its financial statements in dollars and holds the majority of its funds in United States Dollars, Pound Sterling, German Deutsche Marks and French Francs. Amounts paid to the Company are payable in various currencies, which are subject to independent fluctuating exchange rates with the U.S. dollar, the pound, the Deutsche Mark and the Franc. In the event of a devaluation in a particular currency between the time its income arises and the time such income is received and converted by the Company into U.S. dollars, the Company would suffer an exchange loss which could materially and adversely affect the Company's financial condition, results of operations and/or cash flows. The Company does not hedge against foreign currency exchange rate risks. Because of the number of currencies involved, the constantly changing currency exposures and the fact that all foreign currencies do not fluctuate in the same manner against the United States Dollar, the Company cannot predict with any certainty the future effect, if any, from period to period, of exchange rate fluctuations on its financial condition or results of operations. However, such fluctuations have been materially adverse in the past and may be materially adverse in the future.

        Although the Company is a Nevada corporation, its operations are conducted outside of the United States through subsidiaries formed under the laws of jurisdictions other than the United States. In addition, many of the directors and officers of the Company are not residents of the United States. As such, the Company, its shareholders and/or investors in the Common Stock, are subject to the risks inherent in such an operational structure including, without limitation, the following: (i) the Company's ability to receive dividends or other distributions from its subsidiaries being subject to, among other things, (a) restrictions on dividends under applicable local laws and foreign currency exchange regulations of the jurisdictions in which its subsidiaries operate and (b) board of directors or creditor approval; (ii) it may be difficult, if not impossible, for investors to (a) enforce, outside the United States, judgments against the Company obtained in the United States in any civil actions, including actions predicated upon the civil liability provisions of the United States federal securities laws and (b) effect service of process within the United States upon directors and officers of the Company who are non-residents of the United States or enforce against them judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws; (iii) changes in the political or economic climate in the countries in which the Company does business; (iv) new or changed currency controls in foreign jurisdictions that have or may in the future be implemented which may limit or ban completely the Company's receipt of revenues from its foreign subsidiaries; and (v) currency exchange risks (the Company does not currently hedge against foreign currency exchange rate risks, and does not expect to do so in the future). The Company is also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of overseas-based companies.

YEAR 2000 COMPLIANCE

        The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 compliance issue. As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

        The Company believes that the software currently being used in its operations is either year 2000 compliant or can be upgraded to bring it into conformity with year 2000 requirements without a material cost to the Company.


                              INDEPENDENT AUDITORS

        The Company Board has engaged the firm of Price Waterhouse Coopers as the Company's independent auditors for the fiscal year ended December 31, 1998. The Company believes that Price Waterhouse Coopers has the personnel, professional qualifications and independence necessary to act as the Company's independent auditors.

        Representatives of Price Waterhouse Coopers are expected to appear at the Meeting to make a statement, if they wish to do so, and to be available to answer appropriate questions from stockholders at that time.

        Deloitte & Touche ("Deloitte & Touche"), which served as the Company's independent auditors during the fiscal years ended December 31, 1995, 1996 and 1997, resigned as the Company's independent auditors, effective on February 18, 1999. In connection with their audits of the Company's financial statements for each of the two fiscal years ended December 31, 1997 and 1996, and in the subsequent interim periods preceding their resignation, there were no disagreements on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte and Touche would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report. Additionally, during the most recent fiscal years and any subsequent interim periods, there have been no "reportable events" as defined in Regulation S-B,
Item 304 (a) (1)(B). Deloitte and Touche's audit reports for 1997 and 1996 contained a going concern qualification and a qualification as to the outcome of certain litigation against the Company.

        Stockholder approval of the selection of the Company's auditors is not required, and the Company has not submitted such appointment to a vote of stockholders for ratification.

                                    PROPOSALS

PROPOSAL 1.    RATIFY THE AGREEMENTS BETWEEN THE COMPANY AND GROUPE AB AND THE
               COMPANY AND SUPERSTAR

        The convertible debt due to Superstar and Groupe AB was issued in connection with the financing transactions to fund the Company's operations and for services. See "Management's Discussion and Analysis - Financial Condition, Liquidity and Capital Resources" and Proposal 2 for a description of the outstanding convertible debt due to Groupe AB and Superstar. The Company believes that the terms of its agreements with Groupe AB and Superstar are more favorable to the Company than could be obtained from an unaffiliated third party.

        Nevertheless, since these agreements are with affiliates, there remains an issue as to whether the terms of such agreements are fair and reasonable to the Company. In that regard, the convertible debt becomes automatically due and payable (with interest and a 20% penalty) if the stockholders do not approve an amendment of the Company's Articles of Incorporation increasing the authorized Common Stock to allow conversion of this debt. As a result, the Board is asking the stockholders to ratify the terms of the Company's arrangements with Superstar and Groupe AB as described in this Proxy Statement. The proposal requires approval by a majority of the Stockholders voting, in person or by proxy, at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2.    APPROVAL OF PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION TO
               INCREASE NUMBER OF AUTHORIZED SHARES AND AGREEMENTS WITH GROUPE
               AB AND SUPERSTAR


       On December 18, 1998, the Board adopted a proposed amendment to Article IV of the Company's Articles of Incorporation, as amended, pursuant to which the number of authorized shares of Common Stock would be increased from 50,000,000 shares to 330,000,000 shares, and the Board of Directors directed that the proposed amendment be submitted to a vote of the stockholders at the Meeting for their approval and adoption. If the proposed amendment is approved and adopted by the Company's stockholders, the newly authorized shares of Common Stock will have voting and other rights identical to the currently authorized shares of Common Stock. The proposed amendment to the Articles of Incorporation, as amended, is attached hereto as Exhibit A.


       Assuming that the Company's shareholders vote to increase the Company's authorized Common Stock and as a result all of outstanding convertible debt of the Company held by Groupe AB and Superstar is converted into Common Stock (including interest and penalties thereon), Superstar and Groupe AB will collectively own approximately 80% of the outstanding Common Stock (87.3% after Groupe AB earns the shares issuable for its performance under its two-year services agreement with Onyx Television) and will thereby control the Company.


       Of the 50,000,000 currently authorized shares of Common Stock, 40,094,139 shares were issued and outstanding as of the Record Date. Additionally, as of the Record Date, an aggregate of 9,533,328 additional shares had been reserved for issuance upon the exercise of currently outstanding warrants, at exercise prices ranging from $2.50 per share to $4.00 per share. See Note 13 to Notes to the Consolidated Financial Statements.

       Further, the Company also has the following derivative securities outstanding that will become convertible and exercisable if the Company's shareholders authorize additional shares of common stock as provided herein:


CONVERTIBLE DEBT(1)
-------------------
                                                                                SHARES ISSUABLE ON
PAYEE                                         AMOUNT CONVERSION PRICE ($)             CONVERSATION
-----                                         ------ --------------------             ------------
Superstar Ventures, Ltd.........          $1,250,000         0.10                       12,500,000
Superstar Ventures, Ltd.                     400,000         0.10                        4,000,000
MMP, S.A........................           2,000,000         0.10                       20,000,000
Superstar Ventures, Ltd.........           5,000,000         0.10                       50,000,000
MMP, S.A.(2)....................           6,640,000         0.10                       66,400,000
Shares issuable to Superstar and
MMP, S.A. on conversion of interest
and penalties (3)...............                                                         8,935,440
                                                                          ------------------------
                                                                                       161,835,440




WARRANTS AND OPTIONS                  EXERCISE PRICE        SHARES SUBJECT TO
--------------------                        ($)           WARRANTS AND OPTIONS
                                            ---           --------------------
Board and Management
Stock Options (4)...............           0.35                 3,700,000

Option Granted to Diamond
Productions (5).................           0.10                16,000,000

Warrants Issuable to
Unimedia Stockholders (6).......           2.50                   503,852

                                           3.125                  445,433

                                           4.00                 1,139,144
-------------------
(1) See "Management's Discussion and Analysis" and "Certain Relationships and Related Transactions." All of this debt will be converted into Common Stock upon the approval of an amendment to the Company's articles of incorporation increasing the Company's authorized common stock.
(2) A portion of these shares ($6.24 million) will be issued for services to be provided over a two-year period; the balance ($400,000) will be issued at such time as the shareholders approve an amendment to the Company's articles of incorporation increasing the Company's authorized common stock. See "Business" and "Management's Discussion and Analysis."
(3)    Assumes conversion of debt into Common Stock by January 31, 1999.
(4)    See "Executive Officers and Directors - Board Compensation."
(5)    See "Executive Compensation-Stock Options" and Proposal 4.
(6) See Footnote 1 to "Security Ownership of Certain Beneficial Owners and Management."

        Additionally, the Instar Loan may be convertible from time to time in the future at such prices as the Company sells additional shares of its Common Stock to third parties. See "Management's Discussion and Analysis-Financial Condition, Liquidity and Capital Resources."


       Further, the Company has granted Stephen Kornfeld the right to convert amounts due to him from the Company for consulting services provided in 1997 (plus the interest thereon), aggregating approximately $55,000, into shares of Common Stock at $0.10 per share, contingent on the Company's stockholders approving the proposed increase in the authorized Common Stock.

       Presently authorized shares of Common Stock are not sufficient to meet all present requirements, and the Board of Directors believes that it is in the Company's best interests that the Company have the flexibility to issue a substantial number of shares of Common Stock as needs may arise without further stockholder action unless required by applicable law, regulation, listing requirements or the Articles of Incorporation. Except as set forth herein, the Company has no agreements, understandings or plans for the issuance or use of the additional shares of Common Stock proposed to be authorized. However, the Board of Directors believes that the current number of authorized and unreserved shares of Common Stock will be insufficient to meet the Company's future needs. The availability of additional shares will enhance the Company's flexibility in connection with possible future actions, such as corporate mergers, acquisitions of businesses, property or securities, stock dividends, stock splits, financings and other corporate purposes. The Board of Directors will decide whether, when and on what terms the issuance of shares of Common Stock may be appropriate in connection with any of the foregoing purposes, without the expense and delay of a special meeting of stockholders.

       If this proposal is approved, the Board of Directors does not intend to seek further stockholder approval prior to the issuance of any additional shares of Common Stock in future transactions unless required by the Articles of Incorporation or the listing requirements of any exchange on which the Company's shares may trade in the future. Further, the Board of Directors of the Company does not intend to issue any shares of Common Stock to be authorized under this proposal except upon terms the Board of Directors deems to be in the best interests of the Company and its stockholders.

       The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share, and on stockholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely effect the market price of Common Stock. Holders of Common Stock have no preemptive rights.

       The availability for issuance of additional shares of Common Stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of the Company. For example, the issuance of shares of Common Stock (within the limits imposed by applicable law and the rules of any exchange upon which the Common Stock may be listed) in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The issuance of additional shares of Common Stock could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of stockholders. Other than as described herein, the Company is not aware of any efforts to obtain control of the Company.


       In Proposal 3, the Board of Directors is seeking approval of a one-for-ten reverse stock split of the Company's outstanding shares of Common Stock. The reverse stock split will only be effected if this proposed amendment increasing the Company's authorized Common Stock is approved. If this amendment and the reverse stock split are both approved, the Company's outstanding shares of Common Stock will be reduced to 4,009,413 shares. Additionally, in such event the Company's authorized Common Stock pursuant to this amendment will remain at 50,000,000 shares, even though as a percentage the outstanding shares to the authorized shares would have been lower if Proposal 3 were not adopted.


       The proposed amendment to the Articles of Incorporation, as amended, is subject to approval and adoption by the affirmative vote of the holders of a majority of the Company's issued and outstanding Common Stock in attendance at the Meeting, either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 3.    REVERSE STOCK SPLIT


       On December 18, 1998, the Board adopted resolutions approving and authorizing the submission to stockholders for their approval of a proposal to effect a one-for-ten reverse stock split (the "Reverse Split") of the presently issued and outstanding shares of the Common Stock.

       The Reverse Split would be effected by providing that, upon the effective date, each issued and outstanding share of the Common Stock will be automatically converted into one-tenth of a new share of Common Stock, par value $.001 per share. The rights and privileges of the holders of the Common Stock will be substantially unaffected by the Reverse Split and each stockholder's percentage ownership interest in the Company, proportional voting power and other rights will remain unchanged, except to the extent stockholders receive cash in lieu of fractional shares as described below.

       The Company presently is authorized under the Articles of Incorporation to issue 50,000,000 shares of the Common Stock (to be increased to 330 million if Proposal 1 is adopted and this proposal is defeated). As of the Record Date, 40,094,139 shares of the Common Stock were issued and outstanding. If both Proposal 1 and Proposal 2 are adopted, the Reverse Split will reduce the number of issued and outstanding shares of the Common Stock to approximately 4,009,413, however the number of authorized shares will remain at 50,000,000. The Reverse Split will not affect the Company's retained deficit, and stockholders equity will remain substantially unchanged.

       The Board believes that the Reverse Split should enhance the acceptability and marketability of the Common Stock by the financial community and investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the Common Stock, the type of investor who acquires it, or the Company's reputation in the financial community. In practice, this is not necessarily the case, as certain institutional investors and other members of the investing public view low-priced stock as less attractive. Certain investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities; however, this type of volatility may also diminish the attractiveness of the stock to long-term investors and reduce liquidity.

       An increase in market price per share may also increase the likelihood that certain brokerage houses will analyze and recommend the stock. Many brokerage houses are reluctant to recommend lower-priced stock to their clients or to hold it in their own portfolios; they also do not publish research and analysis for such stocks. Further, a variety of brokerage house policies and practices discourage individual brokers within those firms from dealing in low-priced stock because of the time-consuming procedures that make the handling of low-priced stock unattractive to brokerage houses from an economic standpoint.

       In addition, since the broker's commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commission, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of investors to purchase the Common Stock at its current per share market price. An increase in market price per share may also result in greater flexibility in market listing opportunities.

        In sum, the Board believes that the reduction in the number of issued and outstanding shares of Common Stock caused by the proposed Reverse Split will enhance the Company's flexibility in its future financing and capitalization needs. The proposed Reverse Split should have no adverse impact on the Company's aggregate market value.

       If adopted, the Reverse Split may result in some stockholders owning "odd lots" of less than 100 shares of the Common Stock received as a result of the Reverse Split. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

       No ruling from the United States Internal Revenue Service or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

       The Company believes that the Reverse Split would be a tax-free recapitalization under U.S. tax law to the Company and its stockholders. If the Reverse Split qualifies as a recapitalization under Section 368 (a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of the Company who exchanges his or her shares of the Common Stock solely for shares of the Common Stock received from the Company as a result of the Reverse Split (the "New Common Stock") would recognize no gain or loss for Federal income tax purposes except for any cash received by a stockholder in lieu of a fractional share. A stockholder's aggregate tax basis in his or her shares of the New Common Stock received from the Company as a result of the Reverse Split should be the same as his or her aggregate tax basis in the shares of the Common Stock exchanged therefor. The holding period of shares of the New Common Stock received from the Company as a result of the Reverse Split should include the period during which shares of the Common Stock surrendered in exchange therefor were held, provided all such shares were held as a capital asset on the date of the exchange.

       A stockholder who receives cash in lieu of fractional shares will be treated as if the Company has issued fractional shares to him and then immediately redeemed such shares for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's Common Stock allocable to the fractional shares, had they actually been issued. Such gain or loss will generally be a capital gain or loss if such stockholder's Common Stock was held as a capital asset, and any such capital gain or loss will generally be a long-term capital gain or loss to the extent such stockholder's holding period for this Common Stock exceeds twelve months.

       The par value of the Common Stock will remain at $.001 per share following the Reverse Split, and the number of shares of the Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased.

       If the Reverse Split is effected, the per share information and the average number of shares outstanding as presented in previously issued consolidated financial statements and other publicly available information of the Company would be restated following the Effective Date to reflect the Reverse Split.

       If the Reverse Split is adopted, the effective date thereof is expected to be the close of business on the date which is two days after the date of the Meeting (the "Effective Date"). Thereupon, without any further action on the part of the Company or its stockholders, each share of the issued and outstanding Common Stock will be converted into one-tenth of a share of the New Common Stock. The Board of Directors of the Company may abandon the proposed Reverse Split without further action by the Company's stockholders, at any time prior to the Effective Date, notwithstanding the approval of such by the Company's stockholders.


       No fractional shares of the New Common Stock will be issued to any stockholder as a result of the Reverse Split. Instead, a stockholder who would otherwise be entitled to receive a fractional share will receive, in lieu thereof, cash in an amount equal to the product of the number of shares of Common Stock which have not been reclassified into a whole share of the New Common Stock multiplied by the average closing price of the Common Stock as reported on the Bulletin Board as maintained by the NASD on the five most recent business days preceding the Effective Date that the Common Stock was traded. The Company believes that the cost of purchasing such fractional shares will not be material.


       As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each stockholder of record on the Effective Date for use in transmitting certificates representing shares of the Common Stock to the Company's transfer agent (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of certificates representing shares of the Common Stock to the Exchange Agent in exchange for certificates representing the number of whole shares of the New Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

       Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all certificates representing shares of the Common Stock, stockholders will receive a new certificate or certificates representing the number of whole shares of the New Common Stock into which their shares of the Common Stock have been reclassified as a result of the Reverse Split. Until surrendered, outstanding certificates representing shares of the Common Stock held by stockholders will be deemed for all purposes to represent the number of whole shares of the New Common stock to which such stockholders are entitled as a result of the Reverse Split. Stockholders should not send their certificates representing shares of the Common Stock to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as is practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

       Provided certificates representing shares of the New Common Stock are issued in the same name as the certificates representing shares of the Common Stock surrendered for exchange, no service charges or transfer taxes will be payable by stockholders in connection with the exchange of certificates, all expenses of which shall be borne by the Company.

       No stockholder's interest will be completely eliminated by virtue of the Reverse Split, except to those stockholders, if any, owning fewer than ten shares of the Common Stock. No officer, director, associate or affiliate of the Company will derive any material benefit from the Reverse Split other than the benefits which would be enjoyed by any other person holding the same number of shares.

       There are no appraisal rights in connection with the Proposal No. 2 provided to dissenting stockholders under the Articles of Incorporation of the Company or the laws of the State of Nevada.

       Approval of the Reverse Split requires the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.


PROPOSAL  4.   RATIFICATION OF WARRANT GRANTED TO AN ENTITY CONTROLLED BY THE
               COMPANY'S CHIEF EXECUTIVE OFFICER AND CHIEF OPERATING OFFICER

       At the Meeting, shareholders will be asked to ratify the grant of a two-year warrant to purchase 16.0 million shares of the Company's common stock at an exercise price of $.10 per share (the fair market value of the shares on the date of grant), which warrant has been granted to an entity controlled by the Company's Chief Executive Officer and Chief Operating Officer (1.6 million shares at $1.00 per share if the Reverse Split proposed in Proposal 2 is approved). The warrant vested immediately upon its grant, but is not exercisable unless and until the Company's stockholders approve an amendment to the Company's articles of incorporation increasing the authorized Common Stock. See Proposal 2.


       The Company believes that the warrant which was granted to management provides the Company's management with both a bonus for their performance in turning the Company around and with a significant stake to incentivize them for their activities during future periods. The Company believes that the terms of this warrant are fair and reasonable to the Company's stockholders.

       While shareholder ratification or approval of these transactions is not required under applicable law, since these arrangements were unanimously recommended to the Board by the Compensation Committee and were unanimously approved by the Board of Directors (with Gilles Assouline and Michael Assouline abstaining), and all of the members of the Compensation Committee and all of the members of the Board voting for the proposal were disinterested to the transaction, the Board has concluded that it is appropriate at this time to have the Company's stockholders ratify this transaction.

       The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Meeting in person or by proxy and entitled to vote is required to approve Proposal 4. If this proposal is not ratified by the Company's stockholders, the Board will consider what actions to take under the circumstances.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.


PROPOSAL  5.   ELECTION OF DIRECTORS


       At the Meeting, seven directors will be elected to serve on the Company's Board of Directors. The director nominees will be elected to serve until the next Annual Meeting of Stockholders (or until their successors are elected and qualified).

       It is intended that proxies will be voted for the following nominees:
Gilles Assouline, Michel Assouline, David Ho, Patrick Ho, Jean Francois Klein, [Nominee recommended for election by Groupe AB] and Stanley Hollander. Brief biographies of each of the nominees for director are set forth under "Executive Officers and Directors" above.

       The affirmative vote of stockholders holding a majority of the Company's issued and outstanding Common Stock in attendance at the Meeting, either in person or by proxy, is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THOSE PERSONS NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS.


PROPOSAL 6.    VOTE TO ADJOURN

        Stockholders are being asked to provide proxies to give the authority, in the discretion of the proxy holders, to vote to adjourn the meeting if there are not sufficient votes at the date of the meeting to approve one or more of the matters to be voted upon at the meeting. Approval of this proposal will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the meeting, to continue to solicit proxies to determine whether sufficient shares will be voted in favor or against one or more of the proposals. If the meeting cannot be adjourned because shares voted by proxy may not be voted in favor of a motion to adjourn the meeting, it may mean that one or more of the proposals described in this Proxy Statement will fail, not because such proposals did not receive the votes of a majority of the shares represented at the meeting, but rather because such proposals did not obtain the requisite percentage vote of the stockholders in time to be approved by the time of the meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF PROVIDING THE PROXY HOLDERS WITH DISCRETION TO VOTE THEIR SHARES TO ADJOURN THE MEETING.

PROPOSAL 7.    OTHER MATTERS


       The Board of Directors is not aware of any other business that may come before the Meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy-holders.

                              STOCKHOLDER PROPOSALS

       Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company not later than March 31, 2000 for inclusion in the proxy statement and proxy relating to the 2000 Annual Meeting of Stockholders.

                             ADDITIONAL INFORMATION

       The Company will furnish without charge to any stockholder submitting a written request, the Company's Form 10-KSB Annual Report for 1997 filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Such written request should be directed to the Company, attention: Secretary, at the address set forth above.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Gilles Assouline, President,
                                              Chief Executive Officer and
                                              Chairman of the Board


 March __, 1999


                           CAPITAL MEDIA GROUP LIMITED

                          INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                          ----
YEAR END 1997 AND 1996

Independent Auditors' Report of Deloitte & Touche to the Board of
     Directors and Shareholders of Capital Media Group Limited.............................F-2

Independent Auditors' Report of Price Waterhouse Coopers to the Board of
     Directors and Stockholders of Tinerama Investment AG..................................F-3

Consolidated Balance Sheet at December 31, 1997 and 1996...................................F-4

Consolidated Statement of Operations For Years Ended December 31, 1997 and 1996............F-5

Consolidated Statement of Stockholders' Equity For Years ended December 31, 1997 and 1996........................................................................F-6

Consolidated Statement of Cash Flows For the Years Ended December 31, 1997
           and 1996........................................................................F-7

Notes to Consolidated Financial Statements.................................................F-8

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

Unaudited consolidated balance sheet at September 30, 1998 and December 31, 1997..........F-17

Unaudited consolidated statement of operations for the nine months ended
       September 30, 1998 and 1997........................................................F-18

Unaudited consolidated statement of stockholders' equity for the nine months ended September 30, 1998...........................................F-19

Unaudited consolidated statement of cash flows for the nine months ended
       September 30, 1998 and 1997........................................................F-20

Notes to the unaudited consolidated financial statements..................................F-21

INDEPENDENT AUDITORS' REPORT TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF CAPITAL MEDIA GROUP LIMITED

        We have audited the accompanying consolidated balance sheet of Capital Media Group Limited and its subsidiaries ("the companies") as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Tinerama Investments AG (a consolidated subsidiary), which statements reflect total assets constituting 17% of consolidated total assets at December 31, 1997 (1996 - 37%) and 1% of consolidated operating loss for the year then ended (year ended December 31, 1996-1%). These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Tinerama Investment AG, is based solely on the report of such other auditors.

        We conducted our audit in accordance with generally accepted auditing standards in the United Kingdom, which are similar to those in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1997 and 1996 and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles in the United States of America.

        The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in note 2 to the financial statements, the company's lack of cash being generated by trading and the uncertainty over its ability to raise further funds raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        As discussed in note 11 to the financial statements, the outcome of certain litigation against the company is unknown at this time.

DELOITTE & TOUCHE

Chartered Accountants
London, England
14 October 1998

INDEPENDENT AUDITORS' REPORT TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TINERAMA INVESTMENT AG

        We have audited the financial statements of Tinerama Investment AG Group of Companies as of December 31, 1997. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with Generally Accepted Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

        As set out in note 15, the company has a claim for an additional 10% of the share capital of the Romanian subsidiaries at zero consideration. Prior to the final resolution of this matter, this potential additional ownership has not been reflected in the financial statements of the company.

        In our opinion, subject to the matter mentioned in the preceding paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of Tinerama Investment AG Group of Companies as at December 31, 1997 and December 31, 1996 and the results of its operations and its statement of changes in financial position for the year ended 31 December, 1997 in conformity with United States Generally Accepted Accounting Principles.

COOPERS & LYBRAND
Bucharest September 18, 1998



                                                     CAPITAL MEDIA GROUP LIMITED

CONSOLIDATED BALANCE SHEET
DECEMBER 31, 1997

                                                               NOTE     DECEMBER 31,   DECEMBER 31,
                                                                                1997           1996
                                                                                   $              $
ASSETS
Cash and cash equivalents                                                    359,695        320,070
Accounts receivable within one year, net of allowances for
    doubtful accounts of $11,788 (December 31, 1996 -            3         1,207,398        754,103
    10,399)
Inventories                                                                   25,660         38,455
Amounts due from shareholder                                     4           313,691        313,691
Prepaid expenses and deposits                                                510,828      1,168,145
                                                                          ----------    -----------
TOTAL CURRENT ASSETS                                                       2,417,272      2,594,464


Investments                                                                2,014,917        217,213
Intangible assets, net of accumulated amortization of
$2,203,973 (December 31, 1996 - $262,536)                        5         3,452,976        803,821
Property, plant and equipment, net                               6         1,020,818      1,475,284
                                                                          ----------    -----------
TOTAL ASSETS                                                               8,905,983      5,090,782
                                                                          ==========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                           4,377,812      1,378,801
Accrued expenses                                                           2,710,780      2,310,261
Loans repayable within one year                                  7         4,229,008      2,016,568
Amounts due to minority shareholders                                         614,173        411,600
                                                                          ----------    -----------
TOTAL LIABILITIES                                                         11,931,773      6,117,230

COMMITMENTS AND CONTINGENCIES                                    8                 -              -

MINORITY INTEREST IN SUBSIDIARIES                                            901,980        615,795
                                                                          ----------    -----------
                                                                          12,833,753      6,733,025
                                                                          ----------    -----------
STOCKHOLDERS' EQUITY
Preferred stock - 5,000,000 shares authorized:
$0.001 par value: no shares issued and outstanding                                 -              -
Common stock - 50,000,000 shares authorized:
$0.001 par value 35,094,139 (December 31, 1996 -
    12,663,328) issued and outstanding                                        40,090         12,663
Additional paid in capital                                                31,155,909     17,117,651
Subscriptions receivable                                                      (5,000)        (5,000)
Cumulative translation adjustment                                          2,846,067        326,214
Accumulated deficit                                                      (37,964,836)   (19,093,771)
                                                                          ----------    -----------
TOTAL STOCKHOLDERS' EQUITY                                                (3,927,770)    (1,642,243)
                                                                          ----------    -----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                                       8,905,983      5,090,782
                                                                          ==========    ===========

The accompanying notes are an integral part of these consolidated financial statements.


                                                     CAPITAL MEDIA GROUP LIMITED

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1997

                                                           YEAR ENDED                  YEAR ENDED
                                                         DECEMBER 31,                DECEMBER 31,
                                                                 1997                        1996
                                 NOTE
                                                     $              $             $             $
Operating revenues                                          2,429,275                   2,075,407

Operating costs:
Staff costs                                  3,754,124                    3,705,972
Depreciation and amortization                  747,876                      521,069
Operating expenses - exceptional    9        4,202,737                      497,670
Operating expenses - other                  12,160,527    (20,865,264)   13,628,277   (18,352,988)
                                        -------------- --------------   ----------- -------------
Operating loss                                            (18,435,989)                (16,277,581)

Other (expenses)/income                                       (44,684)                     42,531
Equity in net loss of unconsolidated
    company                                                  (251,550)                   (211,414)
Interest (paid)/income, net                                  (244,694)                    132,950
                                                      ----------------             --------------
Loss before income tax provision                          (18,976,917)                (16,313,514)

Income tax credit/(provision)      10                           1,390                      (6,623)
                                                      -----------------            ----------------
Loss after taxation                                       (18,975,527)                (16,320,137)

Minority interest                                             104,462                      58,033
                                                      ---------------              --------------
Net loss                                                  (18,871,065)                (16,262,104)
                                                      ===============              ==============
Net loss per share                                             ($0.67)                     ($1.32)
                                                      ===============              ==============
Weighted average shares outstanding                        27,966,383                  12,359,029
                                                      ===============              ==============

The accompanying notes are an integral part of these consolidated financial statements.


                                                     CAPITAL MEDIA GROUP LIMITED

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1997

YEAR ENDED                                   ADDITIONAL               CUMULATIVE
DECEMBER 31,                                    PAID-IN SUBSCRIPTION TRANSLATION ACCUMULATED
1997                   COMMON STOCK             CAPITAL   RECEIVABLE  ADJUSTMENT     DEFICIT       TOTAL
                       SHARES            $            $            $           $            $               $
Balance at         12,663,328       12,663   17,117,651       (5,000)    326,214  (19,093,771)     (1,642,243)
(January 1, 1997)

Issuance of        27,430,811       27,427   14,038,258            -           -            -      14,065,685
common stock

Translation                 -            -            -            -   2,519,853            -       2,519,853
adjustment

Net loss                    -            -            -            -           -  (18,871,065)    (18,871,065)
                   ----------       ------   ----------       -------  ---------  -----------     -----------
Balance at
December 31, 1997  40,094,139       40,090   31,155,909       (5,000)  2,846,067  (37,964,836)     (3,927,770)
                   ==========       ======   ==========       =======  =========  ===========     ===========

YEAR ENDED                                     ADDITIONAL                CUMULATIVE
DECEMBER 31,                       COMMOM       PAID-IN    SUBSCRIPTION  TRANSLATION  ACCUMULATED
1996                               STOCK        CAPITAL     RECEIVABLE   ADJUSTMENT     DEFICIT       TOTAL
                       SHARES            $            $            $           $            $            $
Balance at          9,326,664        9,327   10,309,314       (5,000)     (59,963)  (2,831,667)     7,422,011
(January 1, 1996)

Issuance of         3,336,664        3,336    6,808,337            -            -            -      6,811,673
common stock

Translation                 -            -            -            -      386,177            -        386,177
adjustment

Net loss                    -            -            -            -            -  (16,262,104)   (16,262,104)
                   ----------       ------   ----------       -------     ------   -----------    -----------
Balance at
December 31, 1996  12,663,328       12,663   17,117,651       (5,000)     326,214  (19,093,771)    (1,642,243)
                   ==========       ======   ==========       =======     =======  ===========    ============

The accompanying notes are an integral part of these consolidated financial statements.


                                                     CAPITAL MEDIA GROUP LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1997

                                                                 YEAR ENDED    YEAR ENDED
                                                               DECEMBER 31,  DECEMBER 31,
                                                                       1997          1996
                                                                          $             $
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                        (18,871,065)  (16,262,104)
Adjustment to reconcile net loss to net cash used in
operating activities:
    Depreciation and amortization                                 2,438,829       521,069
    Equity in net losses of investment in joint venture             251,550       211,414
    Minority interest                                              (104,462)      (58,033)
    Changes in assets and liabilities:
    Decrease in inventories                                          12,795        41,959
    Increase in accounts receivable                                (453,295)     (232,991)
    Increase in amount due from shareholder                               -      (313,691)
    Decrease/(increase)  in prepaid expenses and deposits           657,317      (882,883)
    Increase in accrued expenses and accounts payable             3,399,530     2,252,550
    Increase/(decrease) in amounts due to minority
    shareholders                                                    202,573      (288,786)
                                                             --------------   ------------
NET CASH USED IN OPERATIONS                                     (12,466,228)  (15,011,496)
                                                             ---------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment                       (355,778)     (501,396)
Acquisition of intangible assets                                 (4,277,740)     (180,444)
Acquisition of investments                                         (2,049,254)   (393,822)
Proceeds  of sale of investments                                    390,647                         -
                                                             ---------------  ------------
NET CASH USED IN INVESTING ACTIVITIES                            (6,292,125)   (1,075,662)
                                                             ---------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of shares                                 14,924,892     7,181,673
Commission paid on issuance of shares                              (859,207)     (370,000)
Loans                                                              2,212,440    2,000,000
                                                             ---------------  ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                        16,278,125     8,811,673
                                                             --------------  ------------
NET (DECREASE) IN CASH                                           (2,480,228)   (7,275,485)

Effect of exchange rate movements on cash                         2,519,853        58,418
Cash and cash equivalents at start of year                          320,070     7,537,137
                                                             --------------   -----------
Cash and cash equivalents at end of year                            359,695       320,070
                                                             ==============  ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITY:

Cash payments for interest                                          111,285        33,334
Cash paid for taxes                                                   1,881             -

The accompanying notes are an integral part of these consolidated financial statements.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997

1.     SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United States of America.

        PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of Capital Media Group Limited ("the Company") and its wholly owned subsidiaries Capital Media (UK) Limited ("CM(UK)"), and Onyx Television GmbH ("Onyx"), its 51% owned subsidiary Tinerama Investment AG ("Tinerama")"), together with the Company's 81.6% owned subsidiary Unimedia SA ("Unimedia") and Unimedia's 90% owned subsidiary Topcard SA (" Topcard"). CM(UK)'s 50% joint venture investment interest in Blink TV Limited ("Blink") has been accounted for using the equity method, after the elimination of all significant intercompany balances and transactions.

        The results of Unimedia and Topcard has been consolidated in the consolidated financial statements from September 1997 and November 1997, respectively, being the dates of their acquisition.

        INVENTORIES

        Inventories are stated at the lower of first-in, first-out cost and market value.

        INTANGIBLE ASSETS

        Intangible assets represent purchased broadcast licenses, and goodwill arising on acquisition of subsidiary undertakings. The amounts in the balance sheet are stated net of the related accumulated depreciation. Intangible assets and goodwill are amortized on a straight-line basis over a period of five years. The Company evaluates the possible impairment of long-lived assets, including intangible assets, whenever events or circumstances indicate that the carrying value of the assets may not be recoverable, by comparing the undiscounted future cash flows from such assets with the carrying value of the assets. An impairment loss would be computed based upon the amount by which the carrying amount of the asset exceeds its fair value at any evaluation date.

        PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are all stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets as shown below:

        Buildings                              25 to 50 years
        Fixtures, fittings and equipment        5 to 20 years

        FOREIGN CURRENCY

        Assets and liabilities of the Company's foreign subsidiaries in the United Kingdom and Germany are translated at year end exchange rates. The effects of these translation adjustments are reported in a separate component of shareholders' equity. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in net income.

        Assets and liabilities of the Company's foreign subsidiary in Romania are translated at historical exchange rates in accordance with the temporal method. This is due to the hyper-inflationary situation in Romania.

        INCOME TAXES

        Full provision is made for all deferred tax liabilities. Deferred income tax assets are recognized for deductible temporary differences and net operating losses, recognized by a valuation allowance if it is more likely than not that some portion of the benefit will not be recognized.

        LEASE

        Operating leases are charged to the statement of operations in equal annual amounts over the term of the lease.

        REVENUE RECOGNITION

        Sales are recognized as revenues when products, services and fees are delivered and when advertisements are broadcast and thereby invoiced to the customer. Intercompany charges are eliminated on consolidation and not included in revenues and no estimation for sales are included as revenues.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997


        INCOME PER SHARE

        In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE, which requires presentation of basic and diluted income per share on the face of the Consolidated Statements of Operations. Basic income per share is calculated on the basis of weighted average outstanding shares, after giving effect to preferred stock dividends. Diluted income per share is computed on the basis of weighted average shares outstanding common shares, plus equivalent shares assuming exercised stock options and conversion of outstanding convertible securities where issued. All income per share disclosures have been restated in accordance with SFAS No. 128.

        FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair value of certain financial instruments, including cash, receivables, accounts payable, and other accrued liabilities, approximate the amount recorded in the balance sheet because of the relatively short-term maturities of these financial instruments. The fair value of bank, insurance company and other long-term financing at December 31, 1997 approximate the amounts recorded in the balance sheet based on information available to the Company with respect to current interest rates and terms for similar debt instruments.

        RECLASSIFICATIONS

        Certain reclassifications have been made to the 1996 year end balances to conform to the 1997 year end presentation.

        USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

        APPROVED ACCOUNTING STANDARDS NOT YET ADOPTED

        In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements are required to be adopted in fiscal 1999. In 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement is also required to be adopted in fiscal 1999. In 1998, the FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is required to be adopted in fiscal 2000. The Company is currently in the process of evaluating the impact of adopting these new statements.

 2.    GOING CONCERN

       The accompanying financial statements have been prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 1997 and 1996, the Company incurred net losses of $18,871,065 and $16,262,104, respectively. At December 31, 1997, the Company had net current liabilities of $9,514,501 and its total liabilities exceeded its total assets by $3,025,790. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

       The financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As described in note 14, the Company's continuation as a going concern is dependent upon its ability to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations. Management reported in July 1998 that it had entered into agreements to provide funding so that the Company can meet its obligations and sustain operations from sources described in note 15.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997

3.     ACCOUNTS RECEIVABLE

                                                                           DECEMBER 31,  DECEMBER 31,
                                                                                   1997          1996
                                                                                      $             $
       Accounts receivable within one year comprise:
       Trade receivables                                                        593,589       139,059
       Taxation receivables                                                     449,167       116,801
       Other debtors receivable                                                 164,642       498,243
                                                                              ---------     ---------
       Total                                                                  1,207,398       754,103
                                                                              =========     =========


4.     AMOUNT DUE FROM SHAREHOLDER

       In December 1995, the Company issued shares to a shareholder in exchange for that shareholder guaranteeing the establishment of a contract with PTT Telecom. This resulted in the shareholder receiving shares for no payment. The directors believe this amount to be recoverable within one year.

5.     INTANGIBLE ASSETS


                                                                    DECEMBER 31,  DECEMBER 31,
                                                                            1997          1996
                                                                               $             $
Purchased broadcast licenses                                             246,810       364,969
Computer Software                                                        195,016       113,371
Goodwill                                                               5,215,123       588,017
                                                                      ----------    ----------
                                                                       5,656,949     1,066,357

Less accumulated amortization                                         (2,203,973)     (262,536)
                                                                     -----------    ----------
                                                                       3,452,976       803,821
                                                                     ===========    ==========


                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997

6.     PROPERTY, PLANT AND EQUIPMENT


                                                                    DECEMBER 31,  DECEMBER 31,
                                                                            1997          1996
                                                                               $             $
Property, plant and equipment consists of:

Buildings                                                                191,550       191,550
Fixtures, fittings and equipment                                       2,089,649     1,817,170
                                                                      ----------    ----------
Total property, plant and equipment                                    2,281,199     2,008,720

Less accumulated depreciation                                         (1,260,381)     (533,436)
                                                                     -----------    ----------
                                                                       1,020,818     1,475,284
                                                                     ===========    ==========


7.     LOANS REPAYABLE WITHIN ONE YEAR



                                                                    DECEMBER 31,    DECEMBER 31,
                                                                            1997            1996
                                                                               $               $
Loans repayable within one year comprise:

Instar Holdings Ltd                                                    2,000,000       2,000,000
Unbeatable Investments Ltd                                               500,000               -
Fontal Ltd                                                               200,000               -
Oradea                                                                   500,000               -
Roland Pardo                                                             500,000               -
Falcon Management                                                        335,000               -
Interest Accrued                                                         194,008          16,568
                                                                      ----------     -----------
                                                                       4,229,008       2,016,568
                                                                      ----------     -----------

     The terms of the loans are:

     The terms of the Instar loan are detailed in Note 14.

     The Unbeatable loan was received on October 10, 1997 and carried an interest rate of 10% per annum and was repaid on January 9, 1998, see Note 15.

     The Fontal loan was received on December 30, 1997 and carries an interest rate of 10% per annum and was repayable on February 16, 1998, see Note 11.

     The Oradea loan was made to Unimedia in 1996 and carries an interest rate of 2% above 3 month Eurodollar Libor rate and was repayable on April 17, 1998. See Note 11.

     The Roland Pardo loan was made to Unimedia in 1996 and carries an interest rate of 2% above 3 month Eurodollar Libor rate and was repayable on July 29, 1998. See Note 11.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997

     The Falcon loan was made to Unimedia in 1995 and carried an interest rate of .5% per month and was repaid on May 25, 1998.

8.   COMMITMENTS AND CONTINGENCIES

     TRANSPONDER

     A bank guarantee was originally provided to PTT Telecom on November 30, 1995 in the amount of ECU 2,000,000 in relation to an agreement to lease transponder capacity in order to broadcast a television channel in Germany. The guarantee required as at December 31, 1997 stood at ECU 1,250,000 ($1,350,000 at December 31, 1997 exchange rates).

     The Company was not in a position to support the guarantee. As a result the guarantee has been provided by Universal Holdings Limited, See Note 11 to the Consolidated Financial Statements.

     The Company is committed under the terms of the agreement to paying ECU 2,163,000 ($2,336,000 at December 31, 1997 exchange rates) over the remaining period of the contract which expires on September 25, 1998 for use of the transponder capacity under the terms of the agreement.

     COMMITMENTS

     In March 1998, the Company entered into a monthly agreement to lease offices, as well as the use of studio, post production and editing facilities in Dortmund, Germany, as required. Under the terms of the office agreement, the Company was committed to paying DM150,000 ($80,000 at December 31, 1997 exchange rates) per annum.

     In January 1996, the Company entered into an agreement to lease master control and broadcast equipment and editing facilities at Ingleheim Germany. Under the terms of the agreement the Company was committed to paying DM 2,940,000 ($1,635,000 at December 31, 1997 exchange rates) per annum for the use of the equipment and facilities until January 2001. Under the terms of the lease, the lease can be terminated effective October 1998. Notice of termination of the lease has been given to the lessor.

     In January 1996, the Company entered into an agreement to lease uplink capacity until January 2001, at a cost of approximately (pound)245,000 ($403,000 at December 31, 1997 exchange rates) per annum. Under the terms of the agreement, the lease can be terminated effective October 1998. Notice of termination of the lease has been given to the lessor.

     The Company has also entered into leases for office space in France, expiring between 1999 and 2002 at an annualized cost of approximately $130,000 (at December 31, 1997 exchange rates). The total rental expense in 1997 and 1996 were $5,592,000 and $4,190,000, respectively.

     The Company is committed to pay to its directors and officers under employment agreements an aggregate of $650,000 during the year ended December 31, 1998.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997

9.   OPERATING EXPENSES - EXCEPTIONAL

                                                                     DECEMBER 31,   DECEMBER 31,
                                                                             1997           1996
                                                                                $              $
Currency translation difference on foreign
currency net investment                                                 2,511,784        497,670

Additional depreciation and amortization charges
relating to the Company's current evaluation of
the value of certain assets and goodwill                                1,690,953              -
                                                                        ---------   ------------
                                                                        4,202,737        497,670
                                                                        =========   ============

10.  INCOME TAXES

     The income tax provisions consisted of the following:

                                                                      DECEMBER 31,   DECEMBER 31,
                                                                              1997           1996
                                                                                 $              $
Current tax credit/(expense)                                                 1,390         (6,623)
                                                                             =====         =======

     Net operating loss carry forwards which give rise to deferred tax assets at December 31, 1997 are as follows:

                                                                      DECEMBER 31,   DECEMBER 31,
                                                                              1997           1996
                                                                                 $              $
Unutilized tax losses                                                    4,180,000      4,757,000
Valuation Allowances                                                    (4,180,000)    (4,757,000)
                                                                       ------------    -----------
Total deferred tax assets                                                        -              -
                                                                      =============    ===========

     The valuation allowance relates to deferred tax assets established under Statement of Financial Accounting Standard No. 109 and relates to the unutilized tax losses. These unutilized tax losses, substantially all of which do not expire, will be carried forward to future years for possible utilization. Because the Company has not yet achieved profitability, it has not recognized the benefit for these unutilized tax losses in the financial statement.

11.  LITIGATION

     The litigation against Com TV Production und Vertrieb GmbH ("Com") and Nen TV ("Nen") and Mr. John Garman, relates to an agreement in 1995, wherein the Company was purportedly to invest in and develop a satellite broadcasting project and was thereby to allot Nen 5% of the issued share capital of the project in consideration for various undertakings. The Company has always maintained that there had been a repudiatory breach of contract by Com and Nen and that the Company believed that the claims made were without merit and intended to vigorously contest the same.

     In December 1997, at the direction of the trial judge, the Company and Com and Nen and John Garman were directed to either come to an agreement or that the parties were instructed to prepare for the case to be immediately held for trial. An agreement to settle this suit was made with Garman on December 12, 1997 wherein the Company agreed to enter into reciprocal commercial agreements allowing Garman to access available down time for advertising purposes.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997

     In June 1997, a former managing director of Onyx Television whose employment was terminated brought suit in Germany for alleged wrongful early termination of his employment. The suit sought damages of DM750,000. Onyx maintained that the action which it took with respect to this employee was lawful and in July 1998, the court ruled in favor of Onyx Television. The plaintiff has the right to appeal and Onyx Television believes that it has valid defenses to this claim. However, there can be no assurance as to the outcome of this matter.

     In May 1998, TV Strategies, a Dallas based television services company, obtained a default judgment against Onyx Television for DM300,000, plus interest, relating to services which Television Concepts alleges that they provided to Onyx. Onyx intends to seek to have the default judgment set aside in Texas, and believes that it has the grounds to obtain relief from the default judgment. Onyx Television also believes that it has meritorious defenses to the suit. There can be no assurance as to the outcome of this matter.

     In July 1998, the Company was sued in the U.S. District Court for the District of Nevada by Fontal Limited ("Fontal") for breach of a promissory note. See Note 7 for a description of the Fontal Note. The Company had pledged the rights to international trademarks for the Onyx name and branding outside of Germany to Fontal to secure repayment of this note. The Company has filed a motion to dismiss this suit for FORUM NON CONVENIENS, believing that the proper forum for this suit is England. The Company also believes that it has meritorious defenses to this suit and intends to vigorously defend same. There can be no assurance as to the outcome of this matter.

     Unimedia has three minority shareholders (Oradea, Roland Pardo and Fontal (see note 7)) who have previously advised Unimedia that they do not believe that the reorganization of Unimedia with the Company was in the best interest of Unimedia and its stockholders. These stockholders have brought numerous legal actions against Unimedia and/or its management (which is also now, in part, the senior executive management of the Company) contending that the past and future activities of Unimedia are not in the best interest of Unimedia's shareholders and were not being engaged in for the benefit of Unimedia and its stockholders. To date, such suits have not been successful. In addition, the French Courts have to date rejected all requests to appoint experts in judgment to review Unimedia's management's actions.

     Charles Koppel, the former chairman and CEO of the Company, had a service agreement with the Company under which he was entitled to an annual base salary of (pound)100,000 ($160,000). The agreement provided for successive automatic one-year terms unless terminated upon one year's prior notice in writing. Mr. Koppel resigned his positions with the Company on August 6, 1997. Mr. Koppel has advised the Company that he believes that the Board's selection of a new President and CEO of the Company in August 1997, constituted a constructive dismissal of Mr. Koppel under his service agreement.

     On March 12, 1998, the Company resolved its dispute with Mr. Koppel in regard to his claim for wrongful dismissal. Pursuant to the settlement, the Company agreed to pay Mr. Koppel (pound)60,000 over an agreed period of time to resolve outstanding claims under his services agreement with the Company.

     In August 1998, Onyx Television sued Mr. Koppel in Germany. The suit alleges that certain of Mr. Koppel's actions as the managing director of Onyx Television were improperly performed and that certain of his other actions were taken for his own direct or indirect benefit and not for the benefit of Onyx Television. The suit seeks damages in an unspecified amount. The Company intends to vigorously pursue this action against Mr. Koppel.

     The Company is a party to legal actions in the normal course of business. The Company does not believe that the resolution of any of these actions will be material to the financial statements.

12.  TINERAMA

     Tinerama has an option to acquire up to a further 10% of the total issued shares of each of its 51% owned Romanian subsidiary companies for a price of Lei 1,000,000 ($145 at December 31, 1997) The option was valid for a period of six months from the date of finalization of the 1995 financial statements of the Romanian subsidiaries on June 7, 1996. TIAG has formally confirmed its intention to exercise its option to acquire the full 10%.

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997

 13. WARRANTS

     The Company has the following warrants (all of which expire 36 months from the date of their effective future registration) outstanding at December 31, 1997:

     DESCRIPTION                                                   NUMBER
     Warrants for common stock exercisable at $4.00             5,200,000
     Warrants for common stock exercisable at $3.125            2,033,328
     Warrants for common stock exercisable at $2.50             2,300,000

     The warrants were issued in connection with a Private Placement Offering ("the Offering") which took place in December 1995 and January 1996. Warrants to purchase 4,200,000 and 1,000,000 shares of common stock at exercise prices of $4.00 and $2.50 per share were issued to investors in the Offering; warrants to purchase 1,000,000 and 433,328 shares of common stock at exercise prices of $4.00 and $3.125 per share respectively were issued to the placement agent and sub-distributors for the Offering; and warrants to purchase 1,600,000 and 1,200,000 shares of common stock at exercise prices of $3.125 and $2.50 respectively were issued to certain of the founding shareholders; and

     In September 1996, 100,000 shares and warrants to purchase an additional 100,000 shares at an exercise price of $2.50 per share were issued to a director for consulting services.

     On March 10, 1998, the Board of Directors granted certain options to executive officers of the Company to purchase an aggregate of 4,500,000 shares to purchase the Company's Common stock at an exercise price of $0.35 per share (the fair market value of the Common Stock on the date of grant). On the same date the non-employee Directors were granted certain options to purchase an aggregate of 500,000 shares to purchase the Company's Common stock at the same price. The options vest for executive officers over 3 years and for non-employee Directors immediately.

14.  LIQUIDITY AND CAPITAL RESOURCES

     The Company has continued to use its cash reserves to fund its operations. The ownership, development and operation of media interests, including the Onyx television station requires substantial funding. Due to the poorer than expected advertising revenues at Onyx in its second year of operation, the funds raised by the Company since commencement were expended earlier than anticipated. To date the Company has historically financed itself through sales of equity securities and debt financing.

     On January 13, 1997, the Company issued a Private Placement Memorandum offering its securities to accredited investors including to all existing shareholders. In the offering, the Company sold an aggregate of 12,000,000 shares of common stock; $.001 par value per share, at a purchase price of $0.50 per share. On March 3, 1997, the offering closed and the aggregate net proceeds to the Company were approximately $5,850,000 after costs.

     On June 30, 1997, the Company received subscriptions for $4 million in a Private Placement offering of its securities to certain accredited investors. In the offering, the Company agreed to issue an aggregate of 7,017,543 shares of common stock; $.001 par value per share, at a purchase price of $0.57 per share. On June 30, 1997, $1,500,000 of the proceeds of the subscription was received and the balance of $2,500,000 was received on August 1, 1997.

     On October 31, 1996, CM (UK) entered into an agreement to borrow up to $2.0 million from Instar Holdings, Inc. ("Instar") to fund working capital requirements ("the Instar loan"). The loan was originally due for repayment on December 31, 1996 or such earlier date as the Company raises additional funds to repay the loan. The loan is guaranteed by the Company and Onyx, and is secured by a charge on substantially all of the Company's assets. Interest is payable monthly on the loan and was until December 31, 1997 at the rate of 2% above Lloyds Banks' base rate. Interest as from January 1, 1998 is at the rate of 13% per annum. The terms of the Instar Loan were amended in August 1997, January 1998 and July 1998.

     The terms of the Instar Loan were amended in July 1998 to provide that:

     (i) the repayment date is now extended such to accede to a repayment schedule plan commencing in September 1998 and terminating on receipt of a final installment payment in late 1999; and

     (ii) the loan ( or any part thereof) may be converted, at the option of the holder, into fully paid shares of common stock at a conversion rate that may be offered from time to time by the Company to any existing or potential investor.

     On October 31, 1996, CM (UK) entered into a deed of counter-indemnity ("Deed") with Universal, a BVI corporation. The Deed secures the obligation of CM (UK) to repay Universal if Universal is called upon to make payment on its transponder guarantee. (See note 8 to Notes to Consolidated Financial Statements.)

                                                     CAPITAL MEDIA GROUP LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997

     CM (UK)'s obligations under the Deed are guaranteed by the Company and Onyx, and are secured by a charge on substantially all of the Company's assets.

     Instar and Universal have agreed that their liens on the Company's assets shall rank parri-passu.

15.  SUBSEQUENT EVENTS

     On January 9, 1998, CM (UK) borrowed an aggregate of $1,250,000 from Superstar Ventures Limited ("Superstar"). Such loan was evidenced by two 13% Convertible Secured Promissory Notes (the "Notes") in the original amounts of $750,000 and $500,000, respectively. Of the aggregate proceeds, $500,000 was used to repay a loan previously made to CM (UK) by Unbeatable Investments Limited. The Notes bear interest at the rate of 13% per annum and are convertible into the Company's Common Stock on the basis of one share of Common Stock for each $0.50 of outstanding principal and accrued interest. The Notes however, may not be converted until the Company has held a shareholders meeting at which its Articles of Association are amended to increase sufficiently the number of authorized shares of Common Stock of the Company.

     On February 12, 1998, the Company, Unimedia, and Pixel Multimedia Ltd. ("PMM") consummated the transactions contemplated by an agreement executed on that date and effective as of January 1, 1998. PMM previously owed Unimedia $2,700,000 for loans made to PMM and for other expenses. As part of the transaction, Unimedia purchased the outstanding stock of Pixel Ltd., an Israeli company ("Pixel") from PMM. As part of the transaction, Pixel also purchased certain software previously developed for Unimedia by PMM. The purchase price paid to acquire Pixel consisted of: (i) forgiveness of $1.7 million of the debt owed by PMM to Unimedia and (ii) the assumption by Pixel (guaranteed by Unimedia and the Company) of certain PMM debt not exceeding $750,000 due to a financial institution. Additionally, PMM may receive up to 600,000 shares of the Company's Common Stock owned by Unimedia if certain performance objectives are achieved by Pixel. These shares have been pledged by Unimedia to the financial institution to secure Pixel's debt to the financial institution. Finally, the remaining $1,000,000 owed by PMM to Unimedia will be forgiven in the event that certain future performance objectives are achieved by Pixel.

     On February 28, 1998, the Mirror Group PLC ("Mirror") sold its 50% interest in the share capital of Blink to a director of Blink.

     On March 23, 1998, MMP, SA ("MMP"), a shareholder of the Company made available a $2,000,000 Line of Credit ("MMP Line of Credit"), which carried interest at 13% per annum. The principal and accrued interest is repayable on December 31, 1998, or earlier if the Company's cash flow enables repayment. The MMP Line of Credit is convertible at $0.20 per share.

     On March 25, 1998, Superstar loaned the Company an additional $400,000 payable on the same terms as the MMP Line of Credit.

     On June 16, 1998, the Company entered into two Memorandum of Understanding Agreements ("MOU") with AB Groupe ("AB"), (which is the parent company of MMP) and Superstar to continue to fund the Company's operations. These new Agreements will provide up to $11.64 million, $5.4 million in the form of cash investment to be infused over a one year period and $6.24 million through providing operating services to the Company over a period of two years. The new funding will initially be in the form of debt to be automatically converted into shares of common stock at $0.10 cents per share upon and after approval of an increase in the Company's authorized capital at the next shareholders meeting, which the Company is obligated to hold no later than November 30, 1998.

16.  RELATED PARTY TRANSACTIONS

     In July 1997, the Company paid Unimedia a fee of $240,000 in connection with the $4.0 million private placement. See Note 14 above.

     There were no related party transactions other than in the normal course of business between the group companies.


CAPITAL MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 1998


                                                NOTE            SEPTEMBER 30, DECEMBER 31,
                                                                   1998          1997
                                                                            $            $
ASSETS
Cash and cash equivalents                                            597,876      359,695
Accounts receivable, within one year,
net of allowances for
doubtful accounts of $113,977
(December 31, 1997 - $11,788)                     3                2,924,350    1,207,398
Inventories                                                           25,890       25,660
Prepaid expenses and deposits                                        134,954      510,828
Amounts due from shareholder                      4                  313,691      313,691
                                                                 -----------  -----------
TOTAL CURRENT ASSETS                                               3,996,761    2,417,272

Investments                                                          254,430    2,014,917
Intangible assets, net of accumulated
amortization of $2,596,380
(December 31, 1997 - $2,203,973)                  5                2,742,900    3,452,976
Property, plant and equipment, net                6                1,184,559    1,020,818
                                                                 -----------  -----------
TOTAL ASSETS                                                       8,178,650    8,905,983
                                                                 ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                                   3,693,579    4,377,812
Accrued expenses                                                   4,868,307    2,710,780
Loans repayable within one year                   7               11,813,298    4,229,008
Amounts due to minority shareholders                                 161,274      614,173
                                                                 -----------  -----------
TOTAL LIABILITIES                                                 20,536,458   11,931,773

COMMITMENTS AND CONTINGENCIES                     8                        -            -

MINORITY INTEREST IN SUBSIDIARIES                                  1,105,466      901,980
                                                                 -----------  -----------
                                                                  21,641,924   12,833,753
                                                                 -----------  -----------
STOCKHOLDERS' EQUITY
Preferred stock - 5,000,000 shares authorized:
$0.001 par value: no shares issued and outstanding
Common stock - 50,000,000 shares authorized:
$0.001 par value 40,094,139 (December 31, 1997 -
40,094,139) issued and outstanding                                    40,090       40,090
Additional paid in capital                                        31,113,909   31,155,909
Subscriptions receivable                                              (5,000)      (5,000)
Cumulative translation adjustment                                    849,576    2,846,067
Accumulated deficit                                              (45,461,849) (37,964,836)
                                                                 -----------  -----------
TOTAL STOCKHOLDERS' EQUITY                                       (13,463,274)  (3,927,770)
                                                                 -----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         8,178,650    8,905,983
                                                                 ===========  ===========

The accompanying notes are an integral part of these unaudited consolidated financial statements.


CAPITAL MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                NOTE    NINE MONTHS ENDED SEPTEMBER 30,
                                            1998           1997
                                                    $             $
 Operating revenues                         4,060,541     1,548,410

 Operating costs:
   Staff costs                              2,791,174     2,558,753
   Depreciation and amortization              963,680       407,587
   Operating expenses -
   exceptional                     9       (1,655,208)    2,500,356
   Operating expenses - other               7,907,666     8,370,218
                                          -----------   -----------
 Operating costs                          (10,007,312)  (13,836,914)
                                          -----------   -----------
   Operating loss                          (5,946,771)  (12,288,504)

   Other (expenses)/income                   (682,840)       (3,568)
   Equity in net loss of
   unconsolidated company                    (136,360)     (144,111)
   Interest (paid)                         (1,070,415)      (75,156)
                                          -----------    ----------
 Loss before income tax
 provision                                 (7,836,386)  (12,511,339)

 Income tax (provision)          10            (3,754)       (1,666)
                                          -----------    ----------
 Loss after taxation                       (7,840,140)  (12,513,005)

 Minority interest                            343,127       (61,563)
                                          -----------    ----------
 Net loss                                  (7,497,013)  (12,574,568)
                                          ===========    ==========
 Net loss per share - basic                   ($0.19)       ($0.44)
                                              =======       =======
 Net loss per share-diluted                   ($0.19)       ($0.44)
                                              =======       =======
 Weighted average shares -
 basic                                     40,094,139    28,566,942
                                          ===========    ==========
 Weighted average shares -
 diluted                                   49,627,467    38,100,270
                                          ===========    ==========

The accompanying notes are an integral part of these unaudited consolidated financial statements.


CAPITAL MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                         ADDITIONAL                         CUMULATIVE
                                              COMMON      PAID-IN        SUBSCRIPTION       TRANSLATION   ACCUMULATED
                                               STOCK      CAPITAL         RECEIVABLE        ADJUSTMENT      DEFICIT         TOTAL
                                  SHARES           $              $              $                   $              $             $
 Balance at January 1, 1998     40,094,139    40,090     31,155,909         (5,000)          2,846,067    (37,964,836)   (3,927,770)

 Issuance of common stock                -         -        (42,000)             -                   -              -       (42,000)

 Translation adjustment                  -         -              -              -          (1,996,491)             -    (1,996,491)

 Net loss                                -         -              -              -                   -     (7,497,013)   (7,497,013)
                                ---------- ---------      ---------     ----------          ----------     ----------   ------------
 Balance at September 30,
 1998                           40,094,139    40,090     31,113,909         (5,000)            849,576    (45,461,849)  (13,463,274)
                                ========== =========     ==========     ==========          ==========     ==========   ============


The accompanying notes are an integral part of these unaudited consolidated financial statements.


CAPITAL MEDIA GROUP LIMITED
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                                                9 MONTHS ENDED      9 MONTHS ENDED
                                                                 SEPTEMBER 30,       SEPTEMBER 30,
                                                                     1998                1997
                                                                           $                   $
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                         (7,497,013)        (12,574,568)
 Adjustment to reconcile net loss to net cash used
 in operating activities:
       Depreciation and amortization                                 963,680             407,587
       Equity in net losses of investment in joint venture           136,360             144,111
       Minority interest                                            (343,127)            495,100
       Changes in assets and liabilities:
       Decrease/(increase) in inventories                               (230)           (336,091)
       Increase in accounts receivable                            (1,604,298)         (2,196,271)
       Decrease in prepaid expenses                                  375,874           1,030,294
       Increase in accrued expenses and
         accounts payable                                          1,234,318           2,643,335
       Decrease in amounts due to minority shareholders               93,714             148,365
                                                                ------------         -----------
 NET CASH USED IN OPERATIONS                                      (6,640,722)        (10,238,139)
                                                                ------------         -----------
 CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of property, plant and equipment                       (735,014)           (205,064)
 Acquisition of intangible assets                                    (87,898)         (1,911,963)
 Investments                                                       1,624,127          (2,957,011)
                                                                ------------         -----------
 NET CASH USED IN INVESTING ACTIVITIES                               801,215          (5,074,038)
                                                                ------------         -----------
 CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of shares                                          -          13,893,942
 Commission paid on issuance of shares                               (42,000)           (240,000)
 Loans received in the period                                      7,584,290                   -
                                                                ------------         -----------
 NET CASH PROVIDED BY FINANCING ACTIVITIES                         7,542,290          13,653,942
                                                                ------------         -----------
 NET INCREASE/(DECREASE) IN CASH                                  (1,702,783)         (1,658,235)
 Effect of exchange rate movements on cash                        (1,464,602)          1,791,706
 Cash at start of period                                             359,695             320,070
                                                                ------------         -----------
 Cash at end of period                                               597,876             453,541
                                                                ============         ===========
 SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITY:
 Cash payments for interest                                          239,676              33,975
 Cash paid for taxes                                                     492                 266


 The accompanying notes are an integral part of these unaudited consolidated financial statements.

 CAPITAL MEDIA GROUP LIMITED
 NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

 1.    SIGNIFICANT ACCOUNTING POLICIES

       The consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United States of America.

       PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of Capital Media Group Limited ("the Company") and its wholly owned subsidiaries Capital Media (UK) Limited ("CM (UK)") and Onyx Television GmbH ("Onyx"), its 51% owned subsidiary Tinerama Investment AG ("Tinerama"), together with the Company's 81.6 owned subsidiary Unimedia SA ("Unimedia") and Unimedia's wholly owned subsidiary Pixel Limited ("Pixel") and its 90% owned subsidiary Topcard SA ("Topcard"). CM (UK)'s 50% joint venture investment interest in Blink TV Limited ("Blink") has been accounted for using the equity method after the elimination of all significant intercompany balances and transactions. The results of Pixel have been consolidated in the unaudited consolidated financial statements from January 1, 1998 being the effective date of acquisition.

       INTERIM ADJUSTMENTS

       The consolidated financial statements as of, and for the periods ended, September 30, 1998 and September 30, 1997 are unaudited. The interim financial statements reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's 1997 Annual Report on Form 10-KSB. The results of operations for the interim periods should not be considered indicative of results expected for the full year.

       INVENTORIES

       Inventories are stated at the lower of first-in, first-out cost and market value.

       INTANGIBLE ASSETS

       Intangible assets represent purchased broadcast licences, computer software and goodwill arising on acquisition of subsidiary undertakings. The amounts in the balance sheet are stated net of the related accumulated depreciation. Intangible assets and goodwill are amortized on a straight-line basis over a period of five years. The Company evaluates the possible impairment of long-lived assets, including intangible assets whenever events or circumstances indicate that the carrying value of the assets may not be recoverable, by comparing the undiscounted future cash flows from such assets with the carrying value of the assets. An impairment loss would be computed based upon the amount by which the carrying amount of the assets exceeds its fair value at any evaluation date.

       PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment are all stated at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets as shown below:

       Buildings                            25 to 50 years
       Fixtures, fittings and equipment      5 to 20 years

 CAPITAL MEDIA GROUP LIMITED
 NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

       FOREIGN CURRENCY

       Assets and liabilities of the Company's foreign subsidiaries in the United Kingdom and Germany are translated at year end exchange rates and the results of those subsidiaries at the average exchange rate for the year. The effects of these translation adjustments are reported in a separate component of shareholders' equity. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in net income.

       Assets and liabilities of the Company's foreign subsidiary in Romania are translated at historical exchange rates in accordance with the temporal method. This is due to the hyper-inflationary situation in Romania.

       INCOME TAXES

       Full provision is made for all deferred tax liabilities. Deferred income tax assets are recognized for deductible temporary differences and net operating losses, reduced by a valuation allowance if it is more likely than not that some portion of the benefit will not be recognized.

       LEASES

       Operating leases are charged to the statement of operations in equal annual amounts over the term of the lease.

       INCOME PER SHARE

       In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE, which requires presentations of basic and diluted income per share on the face of the Consolidated Statement of Operations. Basic income per share is calculated on the basis of weighted average outstanding shares, after giving effect to preferred stock dividends. Diluted income per share is computed on the basis of weighted average shares outstanding common shares, plus equivalent shares assuming exercised stock options and conversion of outstanding convertible securities where issued. All income per share disclosures have been restated in accordance with SFAS No. 128.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The fair value of certain financial instruments, including cash, receivables, accounts payable, and other accrued liabilities, approximate the amount recorded in the balance sheet because of the relatively short-term maturities of these financial instruments. The fair value of bank, insurance company and other long term financing at September 30, 1998 approximate the amounts recorded in the balance sheet based on information available to the Company with respect to current interest rates and terms for similar debt instruments.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       APPROVED ACCOUNTING STANDARDS NOT YET ADOPTED

       In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No.130 "Reporting Comprehensive Income," and SFAS No.131, "Disclosure about Segments of an Enterprise and Related Information." These statements are required to be adopted in fiscal 1999. In 1998, the FASB issued SFAS No.132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits." This statement is also required to be adopted in fiscal 1999. In 1998, the FASB also issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities." This statement is required to be adopted in fiscal 2000. The Company is currently in the process of evaluating the impact of adopting these new standards.

 2.    GOING CONCERN

       The accompanying financial statements have been prepared on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the audited financial statements contained in the Company's Annual Report on Form 10-KSB for the years ended December 31, 1997 and 1996, the Company incurred net losses of $18,471,065, and $16,262,104, respectively. Additionally, the Company's net loss for the first nine months of 1998 was $7,497,013, which included a non-cash accounting exchange rate transaction gain of $1,655,208 arising from changes in currency exchange rates since December 31,

 CAPITAL MEDIA GROUP LIMITED
 NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998


       1997. Further, at September 30, 1998, the Company had net current liabilities of $16,539,697 and its total liabilities exceeded its total assets by $13,463,274. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

       The accompanying financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. As described in Note 14, the Company's continuation as a going concern is dependent upon its ability to obtain additional funding or refinancing as may be required, and ultimately to attain successful operations. Management reported in July 1998 that it had entered into two agreements to provide funding of $11.64 million so that the Company can meet its obligations and sustain operations from sources as described in the Annual Report on Form 10-KSB for the year ended December 31, 1997.

 3.    ACCOUNTS RECEIVABLE

       Accounts receivable comprise:


                                                       SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                                         $                   $
       Trade receivables                                         1,645,041             593,589
       Taxation                                                  1,062,989             449,167
       Other debtors receivable within one year                    216,320             164,642
                                                      --------------------  ------------------
                                                                 2,924,350           1,207,398
                                                      ====================  ==================

 CAPITAL MEDIA GROUP LIMITED
 NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

 4.   AMOUNT DUE FROM SHAREHOLDER

      In December 1995, the Company issued shares to a shareholder in exchange for the shareholder guaranteeing the establishment of a contract with PTT Telecom. This resulted in the shareholder receiving shares for no payment.

      The directors believe this amount to be recoverable within one year.

 5.   INTANGIBLE ASSETS


                                                         SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                                         $                    $
       Purchased broadcast licenses                                254,910             246,810
       Computer software                                           230,730             195,016
       Research and development costs                              158,198             161,979
       Goodwill                                                  4,695,442           5,053,144
                                                      --------------------  ------------------
                                                                 5,339,280           5,656,949
       Less accumulated amortization                            (2,596,380)         (2,203,973)
                                                      --------------------  ------------------
                                                                 2,742,900           3,452,976
                                                      ====================  ==================



 6.   PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of:


                                                  SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                                   $                    $
 Buildings                                                   191,550              191,550
 Fixtures, fittings and equipment                          4,023,873            2,089,649
                                                 -------------------   ------------------
 Total property, plant and equipment                       4,215,423            2,281,199

 Less accumulated depreciation                            (3,030,864)          (1,260,381)
                                                 -------------------   ------------------
                                                           1,184,559            1,020,818
                                                 ===================   ==================

 CAPITAL MEDIA GROUP LIMITED
 NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

 7.   LOANS REPAYABLE WITHIN ONE YEAR


                                                  SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                                   $                    $
 Loans repayable within one year comprise:

 Instar Holding Ltd.                                       2,000,000            2,000,000
 Unbeatable Investments Ltd.                                       -              500,000
 Superstar Ventures Ltd.                                   5,350,000                    -
 MMP, SA                                                   2,400,000                    -
 Fontal Ltd.                                                 200,000              200,000
 Oradea                                                      500,000              500,000
 Roland Pardo                                                500,000              500,000
 Falcon Management                                                 -              335,000
 Interest accrued                                            863,298              194,008
                                                 -------------------   ------------------
                                                          11,813,298            4,229,008
                                                 ===================   ==================

      The terms of the loans are:

      The terms of the Instar loan are detailed in Note 14.

      The Unbeatable loan was received on October 10, 1997 and carried an interest rate of 10% per annum and was repaid on January 9, 1998.

      The terms of the Superstar loan are detailed in Note 14.

      The terms of the MMP loan are detailed in Note 14.

      The Fontal loan was received on December 30, 1997 and carries an interest rate of 10% per annum and was repayable on February 16, 1998. See Note 11.

      The Oradea loan was made to Unimedia in 1996 and carries an interest rate of 2% above 3 month Eurodollar Libor rate and was repayable starting on April 17, 1998. See Note 11.

      The Roland Pardo loan was made to Unimedia in 1996 and carries an interest rate of 2% above 3 month Eurodollar Libor rate and was repayable starting on July 29, 1998. See Note 11.

      The Falcon loan was made to Unimedia in 1995 and carried an interest rate of 0.5% per month and was repaid on May 25, 1998.

 CAPITAL MEDIA GROUP LIMITED
 NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

 8.   COMMITMENTS AND CONTINGENCIES

      TRANSPONDER

      A bank guarantee was originally provided to PTT Telecom on November 30, 1995 in the amount of ECU 2,000,000 in relation to an agreement to lease transponder capacity in order to broadcast a television channel in Germany. The guarantee required as of September 30, 1998 stood at ECU 500,000 ($589,000 at September 30, 1998 exchange rates).

      The Company was not in a position to support the guarantee. As a result the guarantee has been provided by Universal Independent Holdings Limited ("Universal") (see Note 14).

      The Company was committed during 1998 to paying under the terms of the agreement, which expired on September 25, 1998, ECU 2,475,000 ($2,915,000 at September 30, 1998 exchange rates) for use of the transponder capacity.

      COMMITMENTS

      In March 1998, the Company entered into a monthly agreement to lease offices, as well as the use of studio, post production and editing facilities in Dortmund, Germany as required. Under the terms of the office agreement, the Company was committed to paying DM 150,000 ($90,000 at September 30, 1998 exchange rates) per annum.

      In 1996, the Company entered into an agreement to lease master control and broadcast equipment and editing facilities at Ingleheim Germany. Under the terms of the agreement, the Company was committed to paying DM 2,940,000 ($1,759,000 at September 30, 1998 exchange rates) per annum for the use of the equipment and facilities until January 2001. Under the terms of the agreement, the lease was terminated at the end of October 1998.

      In 1996, the Company entered into an agreement to lease uplink capacity until January 2001, at a cost of approximately (pound)245,000 ($416,000 at September 30, 1998 exchange rates) per annum. Under the terms of the agreement the lease was terminated at the end of October 1998.

      The Company has entered into leases for office space in France, expiring between 1999 and 2002 at an annualized cost of $130,000 (at September 30, 1998 exchange rates).

      Under the terms of a two year service agreement commencing October 1, 1998, broadcasting facilities for Onyx comprising the uplink, master control, and satellite transponder broadcasting and cable transmission costs are provided by Group AB at an annual cost of $3,120,000 (see note
      14).

CAPITAL MEDIA GROUP LIMITED
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

 9.   OPERATING EXPENSES - EXCEPTIONAL


                                                  9 MONTHS ENDED        9 MONTHS ENDED
                                                SEPTEMBER 30, 1998     SEPTEMBER 30, 1997
                                                                 $                    $
Currency translation difference on foreign
currency net investments - (credit)/charge              (1,655,208)           2,500,356
                                               ===================    ==================

 10.  INCOME TAX

      The income tax provisions consisted of the following


                                                   9 MONTHS ENDED        9 MONTHS ENDED
                                                 SEPTEMBER 30, 1998    SEPTEMBER 30, 1997
                                                                  $                     $
 Income tax (provision)                                      (3,754)               (1,666)
                                                ===================   ===================


                                                 SEPTEMBER 30, 1998    DECEMBER 31, 1997
                                                                  $                     $
 Net operating loss carry forwards give rise to
 deferred tax assets are as follows:

 Unutilized tax losses                                    1,600,000             4,180,000
 Valuation allowances                                    (1,600,000)           (4,180,000)
                                                -------------------   -------------------
                                                                  -                     -
                                                ===================   ===================

      The valuation allowance relates to deferred tax assets established under Statement of Financial Accounting Standard No. 109 and relate to the unutilized tax losses. These unutilized tax losses, substantially all of which do not expire, will be carried forward to future years for possible utilization. Because the Company has not yet achieved profitability, it has not recognized the benefit for these unutilized tax losses in the financial statements.

 11.  LITIGATION

      The litigation against Com TV Production und Vertrieb GmbH ("Com") and Nen TV ("Nen") and Mr. John Garman, relates to an agreement in 1995, wherein the Company was purportedly to invest in and develop a satellite broadcasting project and was thereby to allot Nen 5% of the issued share capital of the project in consideration for various undertakings. The Company has always maintained that there had been a repudiatory breach of contract by Com and Nen and that the Company believed that the claims made were without merit and intended to vigorously contest the same.

      In December 1997, at the direction of the trial judge, the Company and Com and Nen and John Garman were directed to either come to an agreement or that the parties were instructed to prepare for the case to be immediately held for trial. An agreement to settle this suit was made with Garman on December 12, 1997 wherein the Company agreed to enter into reciprocal commercial agreements allowing Garman to access available down time for advertising purposes.

      In June 1997, a former managing director of Onyx Television whose employment was terminated brought suit in Germany for alleged wrongful early termination of his employment. The suit sought damages of DM750,000. Onyx maintained that the action which it took with respect to this employee was lawful and in July 1998, the court ruled

CAPITAL MEDIA GROUP LIMITED
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

      in favor of Onyx Television. The plaintiff has the right to appeal and Onyx Television believes that it has valid defenses to this claim. However, there can be no assurance as to the outcome of this matter.

      In May 1998, TV Strategies, a Dallas based television services company, obtained a default judgment against Onyx Television for DM300,000, plus interest, relating to services which TV Strategies alleges that they provided to Onyx. Onyx intends to seek to have the default judgment set aside in Texas, and believes that it has the grounds to obtain relief from the default judgment. Onyx Television also believes that it has meritorious defenses to the suit. There can be no assurance as to the outcome of this matter.

      In July 1998, the Company was sued in the U.S. District Court for the District of Nevada by Fontal Limited ("Fontal") for breach of a promissory note. See Note 7 for a description of the Fontal Note. The Company had pledged the rights to trademarks for the international Onyx name and branding outside of Germany, Switzerland and Austria to Fontal to secure repayment of this note. The Company has filed a motion to dismiss this suit for FORUM NON CONVENIENS, believing that the proper forum for this suit is England. The Company also believes that it has meritorious defenses to this suit and intends to vigorously defend same. There can be no assurance as to the outcome of this matter.

      Unimedia has three minority shareholders (Oradea, Roland Pardo and Fontal (see note 7)) who have previously advised Unimedia that they do not believe that the reorganization of Unimedia with the Company was in the best interest of Unimedia and its stockholders. These stockholders have brought numerous legal actions against Unimedia and/or its management (which is also now, in part, the senior executive management of the Company) contending that the past and future activities of Unimedia are not in the best interest of Unimedia's shareholders and were not being engaged in for the benefit of Unimedia and its stockholders. To date, such suits have not been successful. In addition, the French Courts have to date rejected all requests to appoint experts in judgment to review Unimedia's management's actions.

      Oradea and Pardo have also taken action through the courts in France and Israel to safeguard their potential rights over certain assets of Unimedia in order to secure payment of their unsecured loans due from Unimedia (see
      Note 7). In connection with such actions and based upon the fact that the notes do not by their terms reflect a repayment date, Unimedia has proposed payment plan to repay these loans in installments, and is awaiting a court ruling from the French court on its proposed payment plan. Unimedia is also preparing actions against Lodolo and Pardo for damages which it believes have been inappropriately caused by reason of Lodolo and Pardo's actions against Unimedia.

      Charles Koppel, the former chairman and CEO of the Company, had a service agreement with the Company under which he was entitled to an annual base salary of (pound)100,000 (approximately $160,000). The agreement provided for successive automatic one-year terms unless terminated upon one year's prior notice in writing. Mr. Koppel resigned his positions with the Company on August 6, 1997. Mr. Koppel has advised the Company that he believes that the Board's selection of a new President and CEO of the Company in August 1997 constituted a constructive dismissal of Mr. Koppel under his service agreement. On March 12, 1998, the Company resolved its dispute with Mr. Koppel in regard to his claim for wrongful dismissal. Pursuant to the settlement, the Company agreed to pay Mr. Koppel (pound)60,000 (approximately $96,000) over an agreed period of time to resolve outstanding claims under his services agreement with the Company.

      In August 1998, Onyx Television sued Mr. Koppel in Germany. The suit alleges that certain of Mr. Koppel's actions as the managing director of Onyx Television were improperly performed and seeks damages in an unspecified amount. The Company and Onyx are also preparing additional actions against Mr. Koppel based, in part, upon the Company's view that certain of Mr. Koppel's actions on behalf of the Company and Onyx Television were taken for his own direct and indirect and/or for the benefit of third parties and not for the benefit of the Company and Onyx Television. The Company intends to vigorously pursue these actions against Mr. Koppel. Mr. Koppel has advised the Company that he disputes the Company's allegations and believes them to be untrue and without foundation.

      The Company is a party to legal actions in the normal course of business. The Company does not believe that the resolution of any of these actions will be material to the financial statements.

CAPITAL MEDIA GROUP LIMITED
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

12.  TINERAMA

      Tinerama had an option to acquire up to a further 10% of the total issued shares of each of its 51% owned Romanian subsidiary companies for a price of Lei 1,000,000 ($145 at September 30, 1998) conditional upon certain financial targets. The option was valid for a period of six months from the date of finalization of the 1995 financial statements of the Romanian subsidiaries on June 7, 1996. TIAG has formally confirmed its intention to exercise its option to acquire the full 10%.

 13.  WARRANTS

      The Company has the following warrants outstanding at September 30, 1998:

      DESCRIPTION                                             NUMBER
      Warrants for common stock exercisable at $4.00        5,200,000
      Warrants for common stock exercisable at $3.125       2,033,328
      Warrants for common stock exercisable at $2.50        2,300,000

      The warrants were issued in connection with a Private Placement Offering ("the Offering") which took place in December 1995 and January 1996. Warrants to purchase 4,200,000 and 1,000,000 shares of common stock at exercise prices of $4.00 and $2.50 per share were issued to investors in the Offering; warrants to purchase 1,000,000 and 433,328 shares of common stock at exercise prices of $4.00 and $3.125 per share respectively were issued to the placement agent and sub-distributors for the Offering; and warrants to purchase 1,600,000 and 1,200,000 shares of common stock at exercise prices of $3.125 and $2.50 respectively were issued to certain of the founding shareholders. In September 1996, 100,000 shares and warrants to purchase an additional 100,000 shares at an exercise price of $2.50 per share were issued to a director for consulting services.

      Of the outstanding warrants, warrants to purchase 1,200,000 shares at an exercise price of $2.50 per share, and warrants to purchase 1,600,000 shares at an exercise price of $3.125 per share expire on December 29, 1998. The balance of the Company's outstanding warrants expire on the date which is 36 months after the Company registers the shares underlying such warrants for resale.

      On March 10, 1998, the Board of Directors granted certain options to executive officers of the Company to purchase an aggregate of 4,000,000 shares to purchase the Company's Common Stock at an exercise price of $0.35 per share (the fair market value of the common stock on the date of grant). On the same date the non-employee Directors were granted options to purchase an aggregate of 500,000 of common stock at the same price. The options vest to executive officers over 3 years and to non-employee Directors immediately.

 14.  LIQUIDITY AND CAPITAL RESOURCES

      The Company has continued to use its cash reserves to fund its operations. The ownership, development and operation of media interests, including the Onyx television station, requires substantial funding. Due to the poorer than expected advertising revenues at Onyx to date, the funds raised by the Company has historically financed itself through sale of equity securities and debt financing.

      On January 13, 1997, the Company issued a Private Placement Memorandum offering its securities to accredited investors. In the offering, the Company sold an aggregate of 12,000,000 shares of common stock, $0.001 par value per share, at a purchase price of $0.50 per share. On March 3, 1997, the offering closed and the aggregate net proceeds to the Company were approximately $5,850,000 after costs.

      On June 30, 1997, the Company received subscriptions for $4 million in a private placement offering of its securities to certain accredited investors. In the offering, the Company agreed to issue an aggregate of 7,017,543 shares of

CAPITAL MEDIA GROUP LIMITED
NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

      common stock, $.001 par value per share, at a purchase price of $0.57 per share. On June 30, 1997, $1,500,000 of the proceeds was received, and the balance of $2,500,000 was received on August 1, 1998.

      On October 31, 1996, CM (UK) ("the Company") entered into a loan agreement to borrow up to $2.0 million from Instar Holdings, Inc. ("Instar") to fund working capital requirements ("the Instar Loan"). The loan was originally due for repayment on December 31, 1996 or such earlier date as the Company raised additional funds to repay the loan. The loan is guaranteed by the Company and Onyx, and is secured by a charge on substantially all of CM
      (UK)'s assets and a pledge of the stock of CM (UK). Interest is payable monthly and was until December 31, 1997 at the rate of 2% above Lloyds Bank's base rate. Interest as from January 1, 1998 is at the rate of 13% per annum. The terms of the Instar Loan were amended in August 1997, January 1998 and July 1998.

      The terms of the Instar Loan were amended in July 1998 to provide that:

                 a. the repayment date is now extended such to accede to a repayment schedule plan commencing in September 1998 and terminating on receipt of a final installment payment in late 1999; and

                 b. the loan (or any part thereof) may be converted, at the option of the holder, into fully paid shares of common stock, at a conversation rate that may be offered from time to time by the Company to any existing or potential investor.

      On October 31, 1996, CM (UK) (the "Company") entered into a deed of counter-indemnity ("Deed") with Universal, a BVI corporation. The Deed secures the obligation of CM (UK) to repay Universal if Universal is called upon to make payment on its transponder guarantee. (See Note 7 to Notes to Consolidated Financial Statements). CM (UK)'s obligations under the Deed are guaranteed by the Company and Onyx, and are secured by a charge on substantially all of CM (UK)'s assets and a pledge of the CM
      (UK) stock. Instar and Universal have agreed that their liens on the Company's assets shall rank pari-passu.

      On January 9, 1998 CM (UK) borrowed an aggregate of $1,250,000 from Superstar Ventures Limited ("Superstar"). Such loan was evidenced by two 13% Convertible Secured Promissory Notes (the "Notes") in the original amounts of $750,000 and $500,000, respectively. Of the aggregate proceeds, $500,000 was used to repay a loan previously made to CM (UK) by Unbeatable Investments Limited. The Notes bear interest at the rate of 13% per annum and are convertible into the Company's Common Stock on the basis of one share of Common Stock for each $0.50 of outstanding principal and accrued interest. The Notes, however, may not be converted until the Company has held a shareholders meeting at which its Articles of Incorporation are amended to increase sufficiently the number of authorized shares of common stock of the Company.

      On March 23, 1998, MMP, SA ("MMP"), a shareholder of the Company, made available a $2,000,000 Line of Credit ("MMP Line of Credit"), which carried interest at 13% per annum. The principal and accrued interest is repayable on December 31, 1998, or earlier if the Company's cash flow enables repayment.

      On March 25, 1998, Superstar loaned the Company an additional $400,000 payable on the same terms as MMP Line of Credit.

      On June 16, 1998, the Company entered into two Memorandum of Understanding Agreements ("MOU") with AB Groupe ("AB"), (which is the parent company of MMP) and Superstar to continue to fund the Company's operations. These new Agreements will provide up to $11.64 million, $5.4 million in the form of cash investment to be infused over a one year period and $6.24 million through providing operating services to the Company over a period of two years. The new funding will initially be in the form of debt to be automatically converted into shares of common stock at $0.10 cents per share upon and after approval of an increase in the Company's authorized capital at the next shareholders meeting, which the Company is obligated to hold no later than November 30, 1998.

 CAPITAL MEDIA GROUP LIMITED
 NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

 15.  SUBSEQUENT EVENTS

      In August 1998, the Company entered into a services agreement with MMP pursuant to which MMP will provide certain broadcasting services to Onyx Television over a two year period. The agreement became effective on October 1, 1998.

 16.  RELATED PARTY TRANSACTIONS

      There were no related party transactions other than in the normal course of business between the group companies.

                           CAPITAL MEDIA GROUP LIMITED
                             2 RUE DU NOUVEAU BERCY
                            94220, CHARENTON, FRANCE

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Gilles Assouline and Michel Assouline, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of Common Stock, $0.001 par value, of Capital Media Group Limited, a Nevada corporation (the "Company") which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at__________________ , at ____ a.m. , local time, on March __, 1999, or any adjournment thereof, according to the number of votes the undersigned would be entitled to cost if personally present upon the matters referred to on this proxy and, in their discretion, upon any other business as may come before the meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

        1. PROPOSAL 1 - Ratify the agreements between the Company and Groupe AB and between the Company and Superstar.

                 [_]    FOR        [_] AGAINST         [_]   ABSTAIN

        2. PROPOSAL 2 - Amend the Articles of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share, from 50,000,000 to 330,000,000 shares.

                 [_]    FOR        [_] AGAINST         [_]   ABSTAIN

        3. PROPOSAL 3 - Reverse split the Company's outstanding common stock on a one-for-ten basis.

                 [_]    FOR        [_] AGAINST         [_]   ABSTAIN

        4. PROPOSAL 4 - Ratify the Company's grant of a warrant to an entity controlled by the Company's Chief Executive Officer and Chief Operating Officer, all on the terms set forth in the Proxy Statement.

                 [_]    FOR        [_] AGAINST         [_]   ABSTAIN

        5. PROPOSAL 5 - Election of Directors.

           Election of the following persons as Directors of the Company:

           [_] FOR all nominees except as indicated [_] WITHHOLD authority to vote for all nominees

               Gilles Assouline        Michel Assouline     David Ho
               Patrick Ho              ________________     Jean-Francois Klein
               Stanley Hollander

           (INSTRUCTION: To withhold authority to vote for an individual nominee, strike a line through that nominee's name in the list above.)


        6. PROPOSAL 6 - Authority to vote to adjourn meeting in their discretion.


                 [_]    FOR        [_] AGAINST         [_]   ABSTAIN

        7. PROPOSAL 7 - To transact such other business as may properly come before the meeting.

                 [_]    FOR        [_] AGAINST         [_]   ABSTAIN

 (Continued and to be signed on other side)

        This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.

        The undersigned acknowledges receipt of Notice of Special Meeting of Stockholders dated February __, 1999, and the accompanying Proxy Statement.

 Date:______________________ , 1999.

 Number of Shares of Common Stock held:____________


                      ----------------------------------------------------------
                      Signature

                      ----------------------------------------------------------
                      Name(s) (typed or printed)

                      ----------------------------------------------------------
                      Address(es)

Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.